Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11

GRUPO AEROMÉXICO, S.A.B. de C.V., et al.,	Case No. 20-11563 (SCC)

Debtors[1]	(Jointly Administered)

DEBTORS’ JOINT PLAN OF REORGANIZATION UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

DAVIS POLK & WARDWELL LLP		MORRIS, NICHOLS, ARSHT & TUNNELL LLP
450 Lexington Avenue		1201 North Market Street, 16th Floor
New York, New York 10017		Wilmington, Delaware 19899
Telephone:	(212) 450-4000	Tel.:	(302) 658-9200
Facsimile:	(212) 701-5800	Fax:	(302) 658-3989
Marshall S. Huebner		Derek C. Abbott (admitted pro hac vice)
Timothy Graulich		Andrew R. Remming (admitted pro hac vice)
James I. McClammy		Joseph C. Barsalona II
Stephen D. Piraino		Taylor M. Haga (admitted pro hac vice)

Counsel to the Debtors		Counsel to the Debtors
and Debtors in Possession		and Debtors in Possession

Dated: February 4, 2022
New York, New York

[1]

The Debtors in these cases, along with each Debtor’s registration number in the applicable jurisdiction, are as follows: Grupo Aeroméxico, S.A.B. de C.V. 286676; Aerovías de México, S.A. de C.V. 108984; Aerolitoral, S.A. de C.V. 217315; Aerovías Empresa de Cargo, S.A. de C.V. 437094-1. The Debtors’ corporate headquarters is located at Paseo de la Reforma No. 243, piso 25 Colonia Cuauhtémoc, Mexico City, C.P. 06500.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

INTRODUCTION

Pursuant to section 1121(a) of the Bankruptcy Code,2 Grupo Aeroméxico and its Debtor Subsidiaries in the above-captioned Chapter 11 Cases respectfully propose the following joint chapter 11 plan of reorganization. The Debtors are the proponents of this Plan under section 1129 of the Bankruptcy Code.

A complete list of the Debtors is set forth below. The list identifies each Debtor by its jurisdiction of organization and case number in these Chapter 11 Cases.

Debtor	Jurisdiction	Case Number
Grupo Aeroméxico, S.A.B. de C.V.	Mexico	20-11563
Aerovías de México, S.A. de C.V.	Mexico	20-11561
Aerolitoral, S.A. de C.V.	Mexico	20-11565
Aerovías Empresa de Cargo, S.A. de C.V.	Mexico	20-11566

If any Impaired Class of Claims against the Debtors entitled to vote on this Plan does not accept the Plan by the requisite statutory majority required by section 1126(c) of the Bankruptcy Code, then the Debtors may take any of the actions specified in Section 3.09 of the Plan (with any necessary consents as specified therein), including proceeding to confirm the Plan under section 1129(b) of the Bankruptcy Code.

Pursuant to section 1125(b) of the Bankruptcy Code, votes to accept or reject a plan of reorganization cannot be solicited from Holders of Claims or Interests entitled to vote on the plan until a disclosure statement has been approved by a bankruptcy court and distributed to such Holders. On December 10, 2021, the Bankruptcy Court entered the Approval Order that, among other things, approved the Disclosure Statement, set voting procedures and scheduled the Confirmation Hearing. The Disclosure Statement that accompanies this Plan contains, among other things, a discussion of the Debtors’ history, businesses, assets, operations, projections for those operations, risk factors associated with the businesses and the Plan, a discussion of applicable Mexican law and a summary and analysis of the Plan and certain related matters, including, among other things, the securities to be issued under the Plan.

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01 Definitions. Unless the context requires otherwise, the following terms used in the Plan shall have the following meanings:

“Ad Hoc Group of Senior Noteholders” means the Ad Hoc Group of Senior Noteholders of the Senior Notes identified in the Third Amended Verified Statement of the Ad Hoc Group of Senior Noteholders Pursuant to Bankruptcy Rule 2019 [ECF No. 1731], as may be further amended from time to time.

“Ad Hoc Group of Unsecured Claimholders” means the Ad Hoc Group of Unsecured Claimholders of certain unsecured Claims identified in the Second Amended Verified Statement of the Ad Hoc Group of Unsecured Claimholders Pursuant to Bankruptcy Rule 2019 [ECF No. 2244], as may be further amended from time to time.

“Administrative Bar Date” means the date that is 30 calendar days after the Effective Date.

[2]	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Section 1.1 of this Plan.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Administrative Expense Claim” means a Claim for payment of an administrative expense of a kind specified in sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, but not limited to, (a) the actual and necessary costs and expenses of preserving the Estates and operating the Debtors’ businesses incurred on or after the Petition Date until and including the Effective Date, (b) DIP Facility Claims (including DIP Reimbursement Claims), (c) Professional Fee Claims, (d) the Commitment Premiums and Fees, and (e) the Commitment Party Expense Reimbursement.

“Aeroméxico Cargo” means Aerovías Empresa de Cargo, S.A. de C.V.

“Aeroméxico Cargo New Stock Allocation” means the New Stock allocable to Class 3(e), based upon the portion of the Reorganized Debtors’ value allocable to Aeroméxico Cargo.

“Aeroméxico Connect” means Aerolitoral, S.A. de C.V.

“Aeroméxico Connect New Stock Allocation” means the New Stock allocable to Class 3(d), based upon the portion of the Reorganized Debtors’ value allocable to Aeroméxico Connect.

“Aerovías” means Aerovías de México, S.A. de C.V.

“Aerovías and Grupo Aeroméxico Recourse Claims” means the Senior Notes Claims and other General Unsecured Claims with recourse solely against two of the Debtors: Aerovías and Grupo Aeroméxico.

“Aerovías New Stock Allocation” means the New Stock allocable to Class 3(c), based upon the portion of the Reorganized Debtors’ value allocable to Aerovías.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Aimia” means, collectively, Aimia Holdings UK Limited and Aimia Holdings UK II Limited.

“Aircraft Equipment” means an aircraft, aircraft engine, propeller, appliance or spare part (as each of these terms is defined in section 40102 of title 49 of the United States Code), including all records and documents relating to such equipment that are required under the terms of any applicable security agreement, lease or conditional sale contract to be surrendered or returned in connection with the surrender or return of such equipment, that is leased to, subject to a security interest granted by or conditionally sold to one of the Debtors.

“Aircraft Financings” means those certain transactions pursuant to which the Debtors financed their acquisition and/or ongoing ownership of certain Aircraft Equipment that is part of the Debtors’ existing fleet, as such transactions may be amended, amended and restated, modified, supplemented or assumed on or before the Effective Date.

“Allowed” means all or that portion, as applicable, of any Claim or Interest against any Debtor (a) that has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time, as liquidated in amount and not Disputed or Contingent, and for which no contrary or superseding Proof of Claim has been filed, (b) that has been expressly allowed by Final Order or under the Plan, (c) that has been compromised, settled or otherwise resolved pursuant to the Claims Objection and Settlement Procedures Order, another Final Order of the Bankruptcy Court or Section 6.02 of the Plan, or (d) that the Debtors do not timely object to in accordance with Section 6.01 of the Plan; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan shall not be considered “Allowed Claims” for any other purpose under the Plan or otherwise, except if and to the extent otherwise determined to be Allowed as provided herein.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Apollo” means Apollo Management Holdings, L.P., on behalf of one or more affiliates and/or funds or separate accounts managed by it and its affiliates.

“Apollo Settlement Consideration” means (i) 22.38% of all New Stock issued as of the Effective Date (subject solely to the Specified Dilution), (ii) Cash in the amount of $150 million and (iii) accrued interest under the DIP Credit Agreement at the current Applicable Margin (as defined in the DIP Credit Agreement) of 14.5% on the outstanding obligations to Apollo under the Tranche 2 DIP Facility commencing December 31, 2021 through the Effective Date, payable in Cash. The Apollo Settlement Consideration shall be in full and final satisfaction, settlement, release, and discharge of and in exchange for Apollo’s Tranche 2 DIP Facility Claims, including all PIK interest and the Conversion Exit Fee.

“Approval Order” means the Order Approving the (I) the Shortened Notice and Objection Periods for Debtors’ Disclosure Statement Motion, (II) Adequacy of Information in the Disclosure Statement, (III) Solicitation and Voting Procedures, (IV) Forms of Ballots, Notices and Notice Procedures in Connection Therewith, and (V) Certain Dates with Respect Thereto [ECF No. 2292], entered by the Bankruptcy Court on December 10, 2021.

“ASPA” means the Asociación Sindical de Pilotos Aviadores de México. “ASSA” means the Asociación Sindical de Sobrecargos de Aviación de México.

“Assumption Notice” means a notice of the assumption, assumption and assignment or assumption and amendment and any proposed Cure Amount provided to counterparties to Executory Contracts and Unexpired Leases pursuant to the Approval Order.

“Avoidance Actions” means any and all avoidance, recovery, subordination or other Claims, actions or remedies which any of the Debtors, the debtors in possession, the Estates or other appropriate parties in interest have asserted or may assert under sections 502, 510, 542, 544, 545, 547 through 553, or section 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law.

“Ballot” means the voting form distributed to each Holder of an Impaired Claim entitled to vote (including, for the avoidance of doubt, the Beneficial Holder Ballots and Master Ballots, as applicable), on which the Holder is to indicate acceptance or rejection of the Plan in accordance with the Voting Instructions and make any other elections or representations required pursuant to the Plan or the Approval Order.

“Bankruptcy Code” means title 11 of the United States Code, as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York with jurisdiction over these Chapter 11 Cases and, to the extent any reference made under section 157 of title 28 of the United States Code is withdrawn or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the United States District Court for the Southern District of New York.

“Bankruptcy Protection Covenant” means the Amended and Restated Bankruptcy Protection Covenant, dated April 6, 2021, among Grupo Aeroméxico, Aerovías, and Aeroméxico Connect, and ASPA [ECF No. 1101, Annex 1].

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

“Bar Date” means, as applicable, the General Bar Date, the Amended Schedules Bar Date, the Rejection Damages Bar Date, the Special Bar Date, the Administrative Bar Date (each as defined in the Bar Date Order) or any other date established by the Bankruptcy Court as the deadline by which Proofs of Claim must be filed.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Bar Date Order” means the Order (I) Establishing Deadline for Filing Proofs of Claim and Procedures Relating Thereto and (II) Approving the Form and Manner of Notice Thereof, entered by the Bankruptcy Court on November 18, 2020 [ECF No. 648].

“BBVA” means BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“BBVA Facility” means that certain letter of credit facility by and among Aerovías, Aeroméxico Connect and BBVA, and that certain revolving credit agreement by and among Aerovías and BBVA, each dated as of October 29, 2020, and each entered into pursuant to the BBVA Settlement and the BBVA Order, which BBVA Facility is secured by Aerovías’ rights to (a) credit card receivables derived from the purchase of passenger tickets and related services arising under certain payment processing service contracts and (b) certain collection rights derived from a certain agreement entered into with different travel agencies and the International Air Transport Association.

“BBVA Order” means the Order Pursuant to 11 U.S.C. §§ 105 and 363(B) and Fed. R. Bankr. P. 9019 Approving Settlement between BBVA and Aeroméxico Regarding Letter of Credit Facility [ECF No. 467].

“BBVA Settlement” means the comprehensive settlement, approved by the Bankruptcy Court pursuant to the BBVA Order, by and among Aerovías, Aeroméxico Connect and BBVA.

“BBVA Settlement Motion” means the Debtors’ Motion for an Order Pursuant to 11 U.S.C. §§ 105 and 363(B) and Fed. R. Bankr. P. 9019 Approving Settlement between BBVA and Aeroméxico Regarding Letter of Credit Facility [ECF No. 384].

“Beneficial Holder” or “Beneficial Ownership” means, with respect to any security, having “beneficial ownership” of such security (as determined pursuant to Rule 13d-3 under the Exchange Act) and including, for the avoidance of doubt, the Unsecured CEBURES and Senior Notes.

“Beneficial Holder Ballots” means the Ballots upon which Beneficial Holders shall indicate to Nominees their acceptance or rejection of the Plan in accordance with the Voting Instructions.

“Board of Directors” means the board of directors of Grupo Aeroméxico.

“BSPO Investors” means The Baupost Group, L.L.C., Silver Point Capital, L.P. and Oaktree Capital Management, L.P. (each acting solely in its capacity as an investment manager, advisor, or subadvisor on behalf of certain funds, accounts or sub-accounts directly or indirectly under any of their management).

“Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or any other day on which banking institutions in New York, New York or Mexico City, Mexico are required or authorized to close by law or executive order.

“Case Management Order” means the Order Establishing Certain Notice, Case Management, and Administrative Procedures, entered by the Bankruptcy Court on July 8, 2020 [ECF No. 79].

“Cash” means legal tender of the United States of America or equivalents thereof (as well as any and all foreign currencies), including, without limitation, payment in such tender by check, wire transfer or any other customary payment method.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Cause of Action” means any actual or potential Claims, interests, damages, remedies, causes of action, demands, rights, actions, Avoidance Actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract, tort, law, equity or otherwise.

“CEBURES Claims” means a Claim on account of the Secured CEBURES or Unsecured CEBURES.

“CEBURES Common Representative” means CIBanco, S.A., Institución de Banca Múltiple in its capacity as common representative of the Holders of the Secured CEBURES or Unsecured CEBURES.

“Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date, with case numbers as set forth in the Introduction to this Plan, that are jointly administered in the case styled In re Grupo Aeroméxico, S.A.B. de C.V., et al., Case No. 20-11563 (SCC).

“Chubb Customer Program” means certain contractual arrangement(s) between the Debtors and Chubb Seguros Mexico, S.A. or any of its affiliates (collectively, with any of their predecessors or successors, “Chubb”) whereby Chubb sells certain travel and accident insurance and assistance services to the Debtors’ customers through various of the Debtors’ sales channels.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

“Claimholder Investors” means those members of the Ad Hoc Group of Unsecured Claimholders that are Equity Financing Commitment Parties and/or Debt Financing Commitment Parties.

“Claims and Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, solicitation, balloting, and administrative agent retained by the Debtors in the Chapter 11 Cases as approved by the Order Authorizing Debtors to Retain and Employ Epiq Corporate Restructuring, LLC as Claims and Noticing Agents Nunc Pro Tunc to the Petition Date [ECF No. 47] entered by the Bankruptcy Court on July 2, 2020 and the Order Authorizing Debtors to Retain and Employ Epiq Corporate Restructuring, LLC as Administrative Agent Nunc Pro Tunc to the Commencement Date [ECF No. 626].

“Claims Objection and Settlement Procedures Order” means the Order Approving (I) Omnibus Claims Objection Procedures, (II) Omnibus Claims Settlement Procedures and (III) Omnibus Claims Hearing Procedures [ECF No. 904].

“Class” means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

“Class 3(c) EBITDAR-Linked Instruments Distribution” means 25% of the total dollar amount of EBITDAR-Linked Instruments issued pursuant to the EBITDAR-Linked Instruments Documents.

“Class 3(d) EBITDAR-Linked Instruments Distribution” means 75% of the total dollar amount of EBITDAR-Linked Instruments issued pursuant to the EBITDAR-Linked Instruments Documents.

“Club Premier” means Club Premier Loyalty Program, the Debtors’ loyalty program.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Club Premier Agreements” means, collectively, those certain agreements by and between the Debtors, PLM and Aimia, in connection with Club Premier and PLM, without limitation, the: (a) Commercial Participation & Services Agreement, dated as of September 13, 2010, by and between Aerovías and PLM (as amended, amended and restated, supplemented or otherwise modified from time to time); (b) Intercompany Revolving Loan Agreement, dated as of January 20, 2016, by and between Aerovías and PLM (as amended, amended and restated, supplemented or otherwise modified from time to time); (c) Shareholders Agreement, dated as of September 13, 2010, by and between Grupo Aeroméxico, Aerovías, Aimia and PLM (as amended, amended and restated, supplemented or otherwise modified from time to time); (d) Pre-Paid Seat Asset Purchase Agreement, dated as of September 13, 2010, by and between Aerovías and PLM (as amended, amended and restated, supplemented or otherwise modified from time to time); (e) Co-Branded Card Program Agreement, dated as of February 23, 2016, by and among Aerovías, PLM, Banco Santander (México), S.A., Grupo Financiero Santander México, and Santander Consumo; (f) Aeroméxico – Club Premier – American Express Consumer Co-Brand Card Program Agreement, dated as of November 1, 2016, by and between Aerovías, PLM and American Express Company (Mexico), S.A. de C.V.; (g) Visa Co-Brand Merchant Incentive Agreement, dated as of February 23, 2016, by and between Aerovías, PLM and Visa International Service Association; and (h) Irrevocable Security Trust Agreement with Reversion Rights, No. F/1416 (Contrato de Fideicomiso Irrevocable de Garantía con Derechos de Reversión No. F/1416), dated as of September 13, 2010, by and between Grupo Aeroméxico, Aerovías, PLM, and the Trustee (as amended, amended and restated, supplemented or otherwise modified from time to time).

“CNBV” means the Comisión Nacional Bancaria y de Valores (Mexican National Banking and Securities Commission).

“Collateral” means any property or interest in property of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance and is not otherwise invalid under the Bankruptcy Code or other applicable law.

“Collective Bargaining Agreements” means the collective labor agreements in effect as of the date hereof between the Debtors and each of ASPA, ASSA, STIA and Independencia pursuant to the Bankruptcy Protection Covenant and the Labor Conditions Order.

“Commitment Party Expense Reimbursement” means the Equity Commitment Party Expense Reimbursement, the Debt Commitment Party Expense Reimbursement and the Mexican Investor Expense Reimbursement.

“Commitment Premiums and Fees” means, collectively, the Equity Commitment Premium and the Debt Commitment Premium.

“Committed Equity Amount” means $720 million, inclusive of the Equity Investor Purchase Amount, the Delta Purchase Amount and the Mexican Investor Purchase Amount.

“Company” means Grupo Aeroméxico together with its direct and indirect subsidiaries.

“Company’s Business” means the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates.

“Compensation Committee” means the compensation committee of the New Board.

“Confirmation” means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court on the docket of the Chapter 11 Cases.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court entered pursuant to section 1129 of the Bankruptcy Code confirming the Plan.

“Contingent” means, when used in reference to a Claim, any Claim the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event that has not yet occurred as of the date on which such Claim is sought to be estimated or on which an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the Holder of such Claim and whether or not a relationship between the Holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

“Contract Dispute” means an unresolved objection regarding assumption or assumption and assignment, Cure Amount, “adequate assurance of future performance” (within the meaning in section 365 of the Bankruptcy Code) or other issues related to assumption or assumption and assignment of an Executory Contract or Unexpired Lease.

“Convenience Claim Amount” means $350,000.00.

“Conversion Exit Fee” has the meaning ascribed to such term in the DIP Credit Agreement.

“Covenant Term” means the five-year period from the Effective Date during which the Mexican Investors, each in their individual capacity, shall comply with the Mexican Investor Covenants.

“Creditor” means any Holder of a Claim.

“Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the United States Trustee, as set forth in the Notice of Appointment of Official Committee of Unsecured Creditors [ECF No. 92], as such may be reconstituted from time to time.

“Cure Amount” means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

“Cure Claim” means a Claim for a Cure Amount in connection with the assumption or assumption and assignment of an Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

“Customer Claim” means one of the approximately 4,500 Proofs of Claims filed by customers of the Debtors in the Chapter 11 Cases, solely to the extent reflecting the cost of a ticket purchased on or prior to June 30, 2020.

“Customer Claims Procedures” means those procedures set forth on Exhibit 1 to the Supplemental Customer Programs Order.

“Customer Programs” has the meaning ascribed to such term in the Customer Programs Order and Supplemental Customer Programs Order (as such programs may be amended from time to time) and includes, without limitation, the Debtors’ customer and loyalty programs, the Chubb Customer Program, travel credit programs, charter sales program, leisure sales programs, barter arrangements, corporate incentive programs, alternative ticket arrangements or vouchers, cash refunds or cargo programs, tickets and other contracts for airline travel.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Customer Programs Order” means the Final Order Authorizing (I) Debtors to Honor Prepetition Obligations to Customers and Related Third Parties and to Otherwise Continue Customer Programs (II) Relief from Stay to Permit Setoff in Connection with the Customer Programs and (III) Financial Institutions to Honor and Process Checks and Transfers [ECF No. 205].

“DB/AMEX Facility” means that certain syndicated loan agreement, by and among Aerovías as borrower, Grupo Aeroméxico as guarantor, and Deutsche Bank AG, London Branch, Industrial and Commercial Bank of China Limited, New York Branch, Massachusetts Mutual Life Insurance Company, Sabcapital, S.A. de C.V., SOFOM, ER, Phoenix Life Insurance Company and PHL Variable Insurance Company as lenders, dated as of October 27, 2016 (as amended and restated pursuant to the DB/AMEX Order and as otherwise amended, restated, supplemented or otherwise modified from time to time), which DB/AMEX Facility is secured by (a) a trust agreement pursuant to which Aerovías purported to transfer in favor of the trustee Aerovías’ collection rights under those certain Terms and Conditions for Worldwide Acceptance of the American Express Card by Airlines, dated as of July 28, 1997 (the “AMEX Receivables”), as the source of payment of Aerovías’ obligations arising under the DB/AMEX Facility, (b) a Mexican non-possessory pledge agreement, dated as of October 27, 2016, over the AMEX Receivables, and (c) a New York law first-priority floating pledge agreement over the AMEX Receivables.

“DB/AMEX Order” means that Amended Order Approving the Settlement Agreement Regarding the Loan Agreement Secured by AMEX Receivables between the Debtors and Deutsche Bank Trust Company Americas, as Administrative Agent [ECF No. 625].

“DB/AMEX Settlement” means the comprehensive settlement, approved by the Bankruptcy Court pursuant to the DB/AMEX Order, by and among Aerovías, Grupo Aeroméxico and Deutsche Bank Trust Company Americas, as administrative agent.

“DB/AMEX Settlement Motion” mean the Debtors’ Motion for an Order Pursuant to 11 U.S.C. §§ 105 and 363(B) and Fed. R. Bankr. P. 9019 Approving the Settlement Agreement regarding the Loan Agreement Secured by Amex Receivables between the Debtors and Deutsche Bank Trust Company Americas, as Administrative Agent [ECF No. 570].

“D&O Liability Insurance Policies” means all Insurance Policies (including any “tail policy”) for liabilities against any of the Debtors’ current or former directors, managers and officers.

“Debt Commitment Party Expense Reimbursement” means the Reimbursed Fees and Expenses (as defined in the Debt Financing Commitment Letter).

“Debt Commitment Premium” has the meaning ascribed to it in the Debt Financing Commitment Letter.

“Debt Financing” means the financing consisting of the issuance of New First Lien Notes in an aggregate principal amount of $762.5 million which the Debt Financing Commitment Parties and certain other third-party investors have committed to purchase or fund, the proceeds of which will be used for, among other things, payment of Allowed Tranche 1 DIP Facility Claims, funding $350 million of the Unsecured Creditor Cash Distribution, and, if applicable, the PLM Stock Participation Transaction.

“Debt Financing Commitment Letter” means that certain Debt Financing Commitment Letter, by and among the Debt Financing Commitment Parties and Grupo Aeroméxico, as may be amended, supplemented, or modified from time to time, in accordance with the terms thereof, setting forth, among other things, the terms and conditions of the Debt Financing, substantially in the form attached to Exit Financing Commitment Order as Exhibit A, including all schedules and exhibits thereto.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Debt Financing Commitment Parties” means at any time and from time to time, certain of the BSPO Investors, certain members of the Ad Hoc Group of Senior Noteholders, certain members of the Ad Hoc Group of Unsecured Claimholders and related third-party investors and their affiliates, affiliated funds and/or funds or accounts managed, advised or subadvised by such Debt Financing Commitment Parties, as applicable, that in each case, having commitments under and that are signatories to the Debt Financing Commitment Letter, solely in their capacities as such, to the extent provided in the Debt Financing Commitment Letter.

“Debtor Subsidiary” means each of Aerovías, Aeroméxico Connect and Aeroméxico Cargo.

“Debtors” means, individually or collectively, as the context requires, each of Grupo Aeroméxico, Aerovías, Aeroméxico Connect and Aeroméxico Cargo. To the extent the context requires any reference to the Debtors after the Effective Date, Debtors shall mean the Reorganized Debtors.

“Debtors’ Case Information Website” means the website established by the Claims and Solicitation Agent after the Petition Date that contains information regarding the Chapter 11 Cases, available at https://dm.epiq11.com/aeromexico.

“Delta” means Delta Air Lines, Inc.

“Delta Contract Fee” means a fee, payable in New Stock on the Effective Date, in exchange for (a) the assumption, amendment and extension of the Delta JCA and (b) the entry into the Delta Service Agreement. The fee shall equal 20.0% of the New Stock less the New Stock Delta receives on account of (i) the Delta Purchase Amount, (ii) the Delta Conversion Stock and (iii) the Equity Commitment Premium, as of the Effective Date (subject to the Specified Dilution) (the “Delta Ownership Interest”).

“Delta Conversion Stock” means the New Stock, payable on the Effective Date, on the terms set forth in Schedule 2.12 of the DIP Credit Agreement and in accordance with this Plan, that Delta shall receive on account of the Delta Tranche 2 DIP Conversion

“Delta JCA” means the joint cooperation agreement, dated May 27, 2015, by and among Aerovías de México, S.A. de C.V. and Delta, and any amendments, supplements or other modifications thereto through the Effective Date.

“Delta Prepetition Claims” means any prepetition Claim against a Debtor that is held by Delta and shall constitute Allowed General Unsecured Claims against Grupo Aeroméxico (Class 3(b)) and/or Aerovías (Class 3(c)), as applicable.

“Delta Purchase Amount” means $100 million of New Stock, to be subscribed and paid for by Delta at a price calculated at Plan Equity Value pursuant to the Equity Financing Commitment Letter and the Subscription Agreement, as part of the Equity Financing.

“Delta Service Agreement” means a service agreement, as mutually agreed to by Delta and the Debtors and subject to the consent rights set forth in the Term Sheet, which shall document the continuation of the scope and level of support services Delta currently provides in support of the joint venture and strategic alliance between Delta and the Company.

“Delta Tranche 2 DIP Conversion” means the Voluntary Equity Conversion of all Allowed Tranche 2 DIP Facility Claims held by Delta (including, for the avoidance of doubt, the Voluntary Equity Conversion of Allowed Tranche 2 DIP Facility Claims on account of accrued interest and fees under the DIP Credit Agreement through the Effective Date).

“DIP Agent” means UMB Bank National Association, in its capacity as administrative and collateral agent under the DIP Facility.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“DIP Credit Agreement” means that certain secured superpriority debtor-in-possession facility dated as of November 6, 2020, by and among the Debtors and the DIP Lenders, as approved by the Bankruptcy Court pursuant to the DIP Order, as the same has been and may be further amended, restated, modified or extended including pursuant to the DIP Credit Agreement Amendment.

“DIP Credit Agreement Amendment” means that certain amendment to the DIP Credit Agreement, dated November 30, 2021, entered into by the Debtors, the DIP Agent and the applicable DIP Lenders party thereto from time to time.

“DIP Credit Agreement Amendment Order” means the order of the Bankruptcy Court authorizing the Debtors’ entry into the DIP Credit Agreement Amendment [ECF No. 2290], entered by the Bankruptcy Court on December 10, 2021.

“DIP Facility” means that certain senior, secured, superpriority, priming, debtor-in-possession credit facility provided pursuant to the DIP Credit Agreement.

“DIP Facility Claim” means a Claim against a Debtor arising pursuant to the DIP Facility and/or the DIP Order, including any Tranche 1 DIP Facility Claim, any Tranche 2 DIP Facility Claim and any DIP Reimbursement Claim.

“DIP Lenders” means the Tranche 1 DIP Lenders and the Tranche 2 DIP Lenders, each as of or after the Effective Date.

“DIP Order” means the Final Order Granting Debtors’ Motion to (I) Authorize Certain Debtors in Possession to Obtain Post-Petition Financing; (II) Grant Liens and Superpriority Administrative Expense Claims to DIP Lenders; (III) Modify Automatic Stay; and (IV) Grant Related Relief, entered by the Bankruptcy Court on October 13, 2020 [ECF No. 527].

“DIP Reimbursement Claim” means a Claim against a Debtor pursuant to Section 11.04 of the DIP Credit Agreement and/or Paragraph 16 of the DIP Order.

“Disallowed” means a finding or conclusion of law of the Bankruptcy Court in a Final Order, or provision in this Plan or the Confirmation Order, disallowing a Claim.

“Disallowed Claim” means any Claim or any portion thereof that (a) has been Disallowed, (b) is listed in the Schedules as “$0,” Contingent, Disputed or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, (c) has been agreed to be equal to “$0” or to be expunged pursuant to the Claims Objection and Settlement Procedures Order or otherwise or (d) is not listed on the Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

“Disbursing Agent” means, as applicable, the Reorganized Debtors or any entity designated by the Reorganized Debtors to make or to facilitate Plan Distributions, including, without limitation, the Senior Notes Indenture Trustee and the DIP Agent, to the extent they make or facilitate distributions under the Plan.

“Disclosure Statement” means the disclosure statement for this Plan, as may be amended or supplemented from time to time, prepared and distributed in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and other applicable law, and all exhibits, appendices, schedules, supplements, modifications, amendments, annexes and attachments to such disclosure statement.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Disputed” means, with respect to a Claim against a Debtor, a Claim, or any portion thereof, that is not yet Allowed or Disallowed.

“Disputed Claims Cap” has the meaning set forth in Section 6.04(c) of the Plan.

“Disputed Claims Process” means the process described in Section 6.04(c) of the Plan with respect to the Disputed Claims.

“Distribution Date” means any of (a) the Initial Distribution Date, (b) each Interim Distribution Date and (c) the Final Distribution Date.

“Distribution Record Date” means, with respect to all Classes for which Plan Distributions are to be made, the Confirmation Date. The Distribution Record Date shall not apply to the Senior Notes or any securities of the Debtors for which a Plan Distribution is to be made in exchange for such securities.

“DTC” means The Depository Trust Company.

“EBITDAR-Linked Instruments” means those certain instruments, with a payment for all such instruments not to exceed $40 million in the aggregate, consistent in all material respects with the terms set forth in the EBITDAR-Linked Instruments Term Sheet.

“EBITDAR-Linked Instruments Documents” means the documents evidencing the EBITDAR-Linked Instruments, consistent in all material respects with the EBITDAR-Linked Instrument Term Sheet.

“EBITDAR-Linked Instruments Term Sheet” means that certain term sheet contained in the Plan Supplement setting forth the material terms of the EBITDAR-Linked Instruments Documents.

“Effective Date” means the date selected by the Debtors for the consummation of the Plan, or as soon thereafter as reasonably practicable, on which no stay of the Confirmation Order is in effect and all of the conditions precedent specified in Article IX hereof have been satisfied or waived in accordance with the terms hereof.

“Electing Tranche 2 DIP Lenders” means the Holders of Allowed Tranche 2 DIP Facility Claims who exercised the Voluntary Equity Conversion Election or have otherwise agreed to convert their Tranche 2 DIP Facility Claims into New Stock, which shall include, for the avoidance of doubt, Apollo, Delta, and the Mexican Pension Fund.

“Election Notice” means the notice sent to certain Recourse Claimants under Section 3.02(c), in each case, in Class 3(a) and that are Equity Financing Commitment Parties or their nominees, as applicable, which notice provides such Holders an opportunity to make an election to receive their Plan Distribution in Cash, New Stock, or a combination of Cash and New Stock. If a Recourse Claimant that is an Equity Financing Commitment Party does not duly make an election, either on a Ballot or Election Notice, then such Holder will receive New Stock.

“Emergence Management Incentive Plan” or “MIP” means a management incentive plan that shall be established and implemented with respect to Reorganized Grupo Aeroméxico by the Compensation Committee, on or after the Effective Date. 2% of fully diluted New Stock shall be reserved on the Effective Date and be granted and vest based on terms to be established by the Compensation Committee (the “Initial MIP Grant”); provided that the settlement of any grants under the MIP, including in respect of the Initial MIP Grant or any grants after the Effective Date, may be delivered, at the option of the New Board, with the consent of Delta, in cash (and not in New Stock), such amount of cash to be based on the applicable value of the New Stock otherwise to have been issued at vesting. The affirmative vote of any Delta director serving on the Compensation Committee shall be deemed to be Delta consent for any such proposed equity issuance. The remaining material terms of the MIP, including additional grants of New Stock, shall be determined and implemented by the Compensation Committee, which terms shall be consistent with market terms for a company of the size and complexity of Reorganized Grupo Aeroméxico and the market in which it operates. The New Stock issued as contemplated by the Plan on the Effective Date will be diluted by any issuances of New Stock under the MIP.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

“Equity Commitment Party Consideration Election” means, for an Equity Financing Commitment Party that is a Recourse Claimant under Section 3.02(c), its option, on account of its Equity Commitment, to receive its Plan Distribution in Cash, New Stock or a combination of Cash and New Stock.

“Equity Commitment Party Expense Reimbursement” means the fees and expenses of the Equity Financing Commitment Parties to be reimbursed pursuant to the Equity Financing Commitment Letter and the Subscription Agreement, including, without limitation, (i) the Ducera Financing Fee, (ii) the Moelis Fee (each of (i) and (ii) as defined in the Equity Financing Commitment Letter and the Subscription Agreement), (iii) the fees and expenses of PJT Partners LP set forth therein, and (iv) the GBM Transaction Fees.

“Equity Commitment Premium” shall mean, (a) for the Equity Financing Commitment Parties other than Delta and the Mexican Investors, 15% of the Equity Investor Purchase Amount; (b) for Delta, 15% of the Delta Purchase Amount, in each case, payable in New Stock on the Effective Date in connection with the subscription and purchase of New Stock; and (c) for the Mexican Investors, 15% of the Mexican Investor Purchase Amount.

“Equity Commitments” means the commitments, on the terms set forth in the Equity Financing Commitment Letter, the Term Sheet, the Subscription Agreement or any other agreement, as applicable, of the Equity Financing Commitment Parties to acquire New Stock pursuant to, and through, the Equity Financing. The Equity Commitments shall total the Committed Equity Amount.

“Equity Financing” means the financing consisting of the issuance of New Stock in the Committed Equity Amount to be purchased or funded, as applicable, by the Equity Financing Commitment Parties in a direct capital raise pursuant to the Plan, the Equity Financing Commitment Letter, the Term Sheet and the Subscription Agreement. Whether or not there is a PLM Stock Participation Transaction, $187.5 million from the Equity Financing shall at all times constitute part of the Committed Equity Amount, including related to the calculation of the Equity Commitment Premium.

“Equity Financing Commitment Letter” means that certain Equity Financing Commitment Letter, by and among the Equity Financing Commitment Parties and Grupo Aeroméxico, as may be amended, supplemented, or modified from time to time, in accordance with the terms thereof, setting forth, among other things, the terms and conditions of the Equity Financing, substantially in the form attached to the Exit Financing Commitment Order as Exhibit B, including all schedules and exhibits thereto.

“Equity Financing Commitment Parties” means at any time and from time to time, Delta, the BSPO Investors, the Noteholder Investors, the Claimholder Investors, the Mexican Investors, the Other Commitment Parties and their affiliates, affiliated funds and/or funds or accounts managed, advised or subadvised by such Equity Financing Commitment Parties, as applicable, that, in each case, have Equity Commitments under and are signatories to the Equity Financing Commitment Letter and/or the Subscription Agreement, solely in their capacities as such, to the extent provided in the Equity Financing Commitment Letter or the Subscription Agreement.

“Equity Investor Purchase Amount” means $600 million of New Stock, to be subscribed and paid for by the Equity Investors at a price calculated at Plan Equity Value pursuant to the Equity Financing Commitment Letter and the Subscription Agreement, as part of the Equity Financing.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Equity Investors” means the BSPO Investors, the Noteholder Investors, the Claimholder Investors, the Other Commitment Parties and their affiliates, affiliated funds and/or funds or accounts managed, advised or subadvised by each Equity Financing Commitment Parties, as applicable, that, in each case, have Equity Commitments under and are signatories to the Equity Financing Commitment Letter and/or the Subscription Agreement, solely in their capacities as such, to the extent provided in the Equity Financing Commitment Letter, the Subscription Agreement.

“Estate” means the bankruptcy estate of each Debtor created pursuant to section 541 of the Bankruptcy Code.

“Evercore Success Fee” means the reasonable and documented success fee in the amount of $4.25 million in respect of Evercore Group L.L.C.’s representation of Apollo in connection with the Equity Financing, which fee shall be a DIP Reimbursement Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Debtors’ current and former officers, directors, and managers; (c) the DIP Lenders; (d) the DIP Agent; (e) the Senior Notes Indenture Trustee; (f) the Creditors’ Committee and each of its current and former members; (g) each of the Unions; (h) the Equity Financing Commitment Parties; (i) the Debt Financing Commitment Parties; (j) the Ad Hoc Group of Senior Noteholders and its members; (k) the Ad Hoc Group of Unsecured Claimholders and its members; (l) the Ad Hoc Group of BSPO Investors and its members; (m) PLM; (n) the CEBURES Common Representative, and (o) with respect to each of the foregoing clauses (a) through (n), to the fullest extent permitted by law, such Person’s Related Parties.

“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exit Financing Commitment Order” means the Order (I) Authorizing the Debtors’ Entry into, and Performance under, the Revised Debt Financing Commitment Letter, (II) Authorizing the Debtors’ Entry into, and Performance under, the Revised Equity Commitment Letter, (III) Authorizing the Debtors’ Entry into, and Performance under, the Subscription Agreement and (IV) Authorizing Incurrence, Payment, and Allowance of Related Premiums, Fees, Costs, and Expenses as Superpriority Administrative Expense Claims [ECF No. 2289], entered by the Bankruptcy Court on December 10, 2021.

“Exit Financing Documents” means the Debt Financing Commitment Letter, the Equity Financing Commitment Letter, the Subscription Agreement, or any other document in connection with the Equity Financing or Debt Financing.

“Exit Financing Obligations” means the related fees, premiums, indemnities, costs and expenses under the Exit Financing Documents, including without limitation, the Commitment Premiums and Fees, the Commitment Party Expense Reimbursement and the indemnification provisions in the Exit Financing Documents.

“FAA” means the Federal Aviation Administration.

“Final Distribution Date” means a day selected by the Reorganized Debtors that is after the Initial Distribution Date and no earlier than 20 calendar days after the date on which all amounts related to Disputed Claims have become either Allowed Claims or Disallowed Claims.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Final Order” means an order of the Bankruptcy Court or a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided that no order shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure (as promulgated by the United States Supreme Court under section 2072 of title 28 of the United States Code), under any analogous Federal Rules of Bankruptcy Procedure (as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code) (or any analogous rules applicable in another court of competent jurisdiction) or under sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order.

“Final Valuation Materials” means the Final Valuation Materials (as defined in the DIP Credit Agreement) delivered by the Debtors to the Tranche 2 DIP Lenders on September 10, 2021.

“GBM Transaction Fees” means the reasonable and documented fees and expenses of Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa in respect of its representation of Delta.

“General Direction of Foreign Investment of the Ministry of Economy” means the directorate (known as the Dirección General de Inversión Extranjera of the Mexican Secretaría de Economía) that supervises and authorizes foreign investment in Mexican entities that are subject to restrictions thereon.

“General Extraordinary Shareholders Meeting” means the shareholders meeting legally called and convened (pursuant to Grupo Aeroméxico’s corporate bylaws) to resolve, among other matters, the amendment of the corporate bylaws of Reorganized Grupo Aeroméxico and other related matters.

“General Law of Business Organizations” means the Ley General de Sociedades Mercantiles.

“General Ordinary Shareholders Meeting” means the shareholders meeting legally called and convened (pursuant to Grupo Aeroméxico’s corporate bylaws) to resolve, among other matters, the designation of the New Board, capital stock increase, issuance of the New Stock, and other related matters.

“General Rules Issued by the Ministry of Finance and Public Credit” means any rule or regulation, with general and broad interpretation, issued, from time to time, by the Mexican Ministry of Finance and Public Credit to complement any Mexican tax law or regulation, applicable from time to time, as the case may be, including the Resolución Miscelánea Fiscal para 2021 (or any successor provisions).

“General Unsecured Claim” means any Claim against any Debtor that is not an Administrative Expense Claim, a Secured Claim, a Priority Tax Claim, an Other Priority Claim, an Unsecured Convenience Class Claim, a Customer Claim, or an Intercompany Claim, including any such Claim arising under those certain Unsecured CEBURES.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Grupo Aeroméxico” means Grupo Aeroméxico, S.A.B. de C.V.

“Grupo Aeroméxico New Stock Allocation” means the New Stock allocable to Class 3(b), based upon the portion of the Reorganized Debtors’ value allocable to Grupo Aeroméxico.

“Holder” means an Entity holding a Claim or interest, as applicable.

“Impaired” means any Claim or interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Indemnification Obligation” means any obligation of any Debtor to indemnify directors, officers or employees of any of the Debtors who served in such capacity, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, the Debtors’ respective articles or certificates of incorporation, corporate charters, bylaws, operating agreements or similar corporate documents or applicable law in effect as of the Effective Date.

“Independencia” means the Sindicato Nacional de Trabajadores al Servicio de las Líneas Aéreas, Transportes, Servicios, Similares y Conexos.

“Initial Distribution Date” means a date selected by the Reorganized Debtors, that is as soon as reasonably practicable after the Effective Date.

“Initial Valuation Materials” means the Initial Valuation Materials (as defined in the DIP Credit Agreement) delivered by the Debtors to the Tranche 2 DIP Lenders on June 29, 2021.

“Insurance Policies” means the Debtors’ (or their predecessors’) insurance policies and any agreements, documents or instruments relating thereto, in each case, that have been entered into prior to the Confirmation Date. Insurance Policies shall not include surety bonds, surety indemnity agreements, or surety-related products.

“Insurers” means any companies or other entity that issued or entered into Insurance Policies (including any third party administrator for any Insurance Policies) and any respective predecessors and/or affiliate of any of the foregoing, but shall not include any companies or other entities in their role as an issuer of Bonds, surety indemnity agreements or surety-related products.

“Intercompany Claim” means any Claim against a Debtor that is held by another Debtor or an Affiliate of a Debtor, other than the PLM Prepetition Claims and Delta Prepetition Claims.

“Intercompany Interest” means any Interest in a Debtor (other than an Interest in Grupo Aeroméxico) that is held by another Debtor.

“Interest” means the interest (whether legal, equitable, contractual or otherwise) of any Holders of any class of equity securities of any of the Debtors, represented by shares of common or preferred stock, limited partnership interests or other instruments evidencing an ownership interest in any of the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

“Interim Compensation Order” means the Order Establishing Procedures for Monthly and Interim Compensation and Reimbursement of Expenses for Retained Professionals, entered by the Bankruptcy Court on September 8, 2020 [ECF No. 360].

“Interim Distribution Date” means the date that is 180 calendar days after the Initial Distribution Date or the most recent Interim Distribution Date thereafter, with such periodic Interim Distribution Dates occurring until the Final Distribution Date has occurred.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

“Labor Conditions Order” means the Order Authorizing Entry into New Agreements Establishing New Labor Conditions with ASPA, ASSA, STIA, and Independencia [ECF No. 1101].

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Majority Claimholders” means the Majority Claimholders (as defined in the Equity Financing Commitment Letter).

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Management True-Up Payment” means a cash payment in an aggregate amount of $16.8 million to which members of Grupo Aeroméxico’s executive management team shall be entitled, based upon such members’ contribution to the Company during the pendency of, and the Debtors’ emergence from, their Chapter 11 Cases.

“Master Ballots” means the master ballots upon which the Nominees of Beneficial Holders shall reflect the acceptances and rejections of the Plan and any other applicable elections made by their respective Beneficial Holders in accordance with the Voting Instructions.

“Mexican Federal Antitrust Law” means the Ley Federal de Competencia Económica (and any general rules and regulations applicable to it, including, without limitation, the guidelines issued by the Mexican federal antitrust authority).

“Mexican Federal Tax Code” means the Código Fiscal Federal de la Federación currently effective in Mexico, or any other law, code or act that substitutes such Mexican Federal Tax Code.

“Mexican Foreign Investment Law” means the Ley de Inversión Extranjera and its corresponding regulation.

“Mexican Income Tax Law” means the Ley del Impuesto Sobre la Renta.

“Mexican Investor Covenants” means certain covenants made to the Company by the Mexican Investors as set forth in Section 4.10 herein, and as otherwise agreed between the Debtors, Required Equity Commitment Parties, Delta, Apollo and the Mexican Investors prior to the Effective Date.

“Mexican Investor Expense Reimbursement” means the Mexican Investors’ costs and expenses, incurred in connection with the Chapter 11 Cases, the Equity Financing Commitment Letter, the Plan, and the respective transactions contemplated thereunder.

“Mexican Investor Purchase Amount” means $20 million to be funded by the Mexican Investors for the subscription and purchase of a portion of the Mexican Investor Stock at a price calculated at Plan Equity Value pursuant to the Equity Financing Commitment Letter and the Subscription Agreement, as part of the Equity Financing.

“Mexican Investor Stock” means 4.1% of the New Stock, which shall be subject to the Specified Dilution.

“Mexican Investors” shall mean Eduardo Tricio Haro, Valentin Diez Morodo, Antonio Cosio Pando and Jorge Esteve Recolons, who are existing shareholders of Grupo Aeroméxico and Mexican Persons that shall receive the Mexican Investor Stock in consideration for, among other things, the Mexican Investor Purchase Amount and compliance with the Mexican Investor Covenants.

“Mexican Pension Fund” means Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, solely in its capacity as trustee of the irrevocable trust (fideicomiso irrevocable) agreement number F/17937-8, which shall exercise its Voluntary Equity Conversion Election (subject to the Specified Dilution).

“Mexican Pension Fund Conversion Stock” means the New Stock, payable on the Effective Date, on the terms set forth in Schedule 2.12 of the DIP Credit Agreement, that the Mexican Pension Fund shall receive on account of its Voluntary Equity Conversion Election. Such New Stock shall equal 3.54% of all New Stock issued as of the Chapter 11 Plan’s Effective Date (subject to the Specified Dilution).

“Mexican Person” means, jointly and individually, (a) an individual who is a citizen of México, or (b) a legal entity (i) organized under the laws of México and (ii) that is at least majority owned by Mexican citizens or that has Mexican citizens who are the majority of its beneficiaries and who exercise control of such legal entity.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Mexican Securities Exchange Act” means the Ley del Mercado de Valores.

“Mexican Stock Exchange” means the Bolsa Mexicana de Valores, S.A.B. de C.V., which is the stock exchange market in which shares of Grupo Aeroméxico are traded.

“Mexican Value Added Tax Law” means the Ley del Impuesto al Valor Agregado.

“Minimum Ownership Requirements” means an amount of Mexican ownership sufficient to comply with the terms and conditions of the Equity Financing Commitment Letter.

“New Board” means the board of directors of Reorganized Grupo Aeroméxico on the Effective Date, which shall be appointed on the Effective Date pursuant to a resolution to be adopted in a General Ordinary Shareholders Meeting of Grupo Aeroméxico, or by any future shareholders meeting of Reorganized Grupo Aeroméxico to be held after the Effective Date of the Plan, and in accordance with the terms set forth in and in compliance with the Plan, the Term Sheet and the Subscription Agreement, as applicable, Reorganized Grupo Aeroméxico’s corporate bylaws and Mexican corporate and securities law, including the Mexican Securities Exchange Act (Ley del Mercado de Valores) and General Law of Business Organizations (Ley General de Sociedades Mercantiles).

“New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or such other applicable formation documents (if any) of the Reorganized Debtors, including any amendments thereto or any certificates of designation, as contemplated or as necessary to implement the Plan.

“New First Lien Notes” means the senior secured first lien notes to be issued by the Reorganized Debtors pursuant to the terms and conditions set forth in the Debt Financing Commitment Letter.

“New First Lien Notes Indenture” means the indenture for the New First Lien Notes to be entered into on, and as a condition precedent to, the Effective Date.

“New Stock” means single series shares (Serie Unica) of Reorganized Grupo Aeroméxico’s common stock.

“Nominee” means any broker, dealer, commercial loans institution, financial institution, common representative or other nominee in whose name securities are registered or held of record on behalf of a Beneficial Holder.

“Non-Voting Opt-In Form” means the form used by Holders of Claims who are deemed to accept the Plan (and, therefore, are not entitled to vote on the Plan) to affirmatively elect to “opt in” to being a Releasing Party by checking the appropriate box on such form to indicate that such Holder elects to opt into granting the releases set forth in the Plan.

“Noteholder Investors” means those members of the Ad Hoc Group of Senior Noteholders that are, or that have affiliates, affiliated funds and/or funds or accounts managed, advised or subadvised, as applicable, that are, Equity Financing Commitment Parties and/or Debt Financing Commitment Parties.

“Ordinary Course Professionals Order” means the Order Authorizing Debtors to Employ Professionals Used in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on July 29, 2020 [ECF No. 213].

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Other Commitment Parties” mean entities other than the BSPO Investors, Noteholder Investors, Claimholder Investors, Delta and the Mexican Investors that are Commitment Parties (as defined in and under the Equity Financing Commitment Letter).

“Other Priority Claim” means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment pursuant to section 507(a) of the Bankruptcy Code.

“Person” or “person” means a person as defined in section 101(41) of the Bankruptcy Code.

“Petition Date” means June 30, 2020, the date on which the Debtors commenced the Chapter 11 Cases, and, where relevant, the time of the filing of the Debtors’ chapter 11 petitions on such date.

“Plan” means this Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, including the Plan Supplement and all exhibits, supplements, appendices and schedules to the foregoing, as any of them may be amended or modified from time to time in accordance with the terms hereunder or in accordance with applicable law.

“Plan Distribution” means a payment or distribution to Holders of Allowed Claims under the Plan or Plan Supplement documents.

“Plan Documents” means, collectively, the Plan and all documents to be executed, delivered, assumed or performed in connection with the Restructuring Transactions and the occurrence of the Effective Date, including the New Corporate Governance Documents and the documents to be included in the Plan Supplement. The Plan Documents shall be subject to the consent rights set forth in the Debt Financing Commitment Letter, the Equity Financing Commitment Letter, the Term Sheet and the Subscription Agreement, as applicable.

“Plan Equity Value” has the meaning ascribed to it in the Subscription Agreement.

“Plan Settlement” means the settlement of certain Claims and controversies described in Section 8.01 of the Plan, and as further described and explained in the Disclosure Statement.

“Plan Supplement” means a compilation of documents and draft forms of documents, schedules and exhibits to the Plan, containing as specified in Section 11.08 of the Plan, and which may include final or substantially final forms (as may be amended, supplemented, altered or modified from time to time on the terms set forth herein) of: (a) the New Corporate Governance Documents; (b) the Schedule of Rejected Contracts; (c) the Schedule of Retained Causes of Action; (d) the Schedule of Directors and Officers; (e) the compensation for the officers of each of the Debtors; (f) documents setting forth the material terms of the Debt Financing, including the New First Lien Notes Indenture; (g) the Subscription Agreement; (h) the Registration Rights Agreement; (i) the PLM Stock Participation LOI; (j) the Tender Offer Documents; (k) the EBITDAR-Linked Instruments Term Sheet; and (l) other documents, instruments or agreements necessary or appropriate to implement the Plan and the transactions contemplated thereby. Each such document, agreement, instrument, schedule or exhibit or form thereof is referred to herein as a “Plan Supplement.”

“PLM” means PLM Premier, S.A.P.I. de C.V.

“PLM Prepetition Claims” means any prepetition Claim against a Debtor that is held by PLM.

“PLM Stock Participation LOI” means the letter of intent by and among Grupo Aeroméxico, PLM and Aimia, to be included in the Plan Supplement and in form and substance reasonably acceptable to Grupo Aeroméxico, PLM and Aimia.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“PLM Stock Participation Transaction” means Grupo Aeroméxico’s acquisition of Aimia’s ownership interest in PLM pursuant to the Plan and the PLM Stock Participation Transaction Documents. Up to $375,000,000 will be available to the Debtor to be used in connection with the PLM Stock Participation Transaction as follows: (i) $187,500,000 of the Committed Equity Amount and (ii) $187,500,000 of the proceeds of the New First Lien Notes purchased by the Debt Financing Commitment Parties.

“PLM Stock Participation Transaction Documents” means the PLM Stock Participation LOI, and all agreements, including the acquisition agreement, which may be entered into after the Effective Date, schedules, exhibits, instruments and other documents to be delivered pursuant thereto or in connection therewith.

“Post-Petition Aircraft Agreement” means a new or renegotiated agreement (including leases, subleases, security agreements and mortgages and any amendments, modifications or supplements of or to any lease, sublease, security agreement or mortgage and such leases, subleases, security agreements or mortgages as so amended, modified or supplemented, and any agreement settling or providing for any claims or otherwise addressing any matters relating to any lease, sublease, security agreement or mortgage or any amendment, modification or supplement of or to any lease, sublease, security agreement or mortgage) entered into after the Petition Date by the Debtors relating to Aircraft Equipment.

“Preemptive Rights True Up” means an amount of Cash equal to any proceeds received on account of the Statutory Equity Rights Offering, which amount shall be allocated to Classes 3(b), 3(c), 3(d) and 3(e) based upon the applicable allocation of New Stock to such Classes.

“Priority Tax Claim” means an unsecured Claim of a Governmental Unit entitled to priority pursuant to section 507(a)(8) or specified under section 502(i) of the Bankruptcy Code.

“Pro Rata” means, for the Holder of an Allowed Claim or Interest in a particular Class at a Debtor, proportional to the ratio of the amount of such Allowed Claim or Interest to the amount of all Allowed Claims or Allowed Interests, as applicable, in the same Class at that Debtor or, as applicable and as specifically set forth in the Plan, multiple Debtors.

“Professional” means a person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and/or 1103 of the Bankruptcy Code or otherwise, but not including any person retained pursuant to the Ordinary Course Professionals Order.

“Professional Fee Claims” means all Claims for accrued, contingent and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date that the Bankruptcy Court has not denied by a Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount; provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

“Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals reasonably estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.03(b) of the Plan.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Proof of Claim” means a proof of claim filed by a Holder of a Claim in accordance with the Bar Date Order.

“Recourse Claimant” means an Entity that holds (whether directly, indirectly, via participation, or otherwise) Aerovías and Grupo Aeroméxico Recourse Claims.

“Registration Rights Agreement” has the meaning ascribed to it in the Subscription Agreement.

“Reinstate,” “Reinstated” or “Reinstatement” means, with respect to any Claim against or interest in a Debtor, that such Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Rejection Claim” means a Claim under section 502(g) of the Bankruptcy Code.

“Related Parties” means, with respect to a Person, such Person’s predecessors, successors, assigns, subsidiaries, Affiliates, managed accounts and funds, and all of their respective current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, investment managers, investment advisors, fund advisors and other professionals.

“Released Parties” means the following Persons, each only in its capacity as such: (a) each of the Debtors; (b) the Creditors’ Committee and each of its present and former members; (c) the DIP Lenders; (d) the DIP Agent; (e) the Senior Notes Indenture Trustee; (f) the Equity Financing Commitment Parties; (g) the Debt Financing Commitment Parties; (h) the Debtors’ current and former officers and directors; (i) each of the Unions; (j) the Ad Hoc Group of Senior Noteholders and its members; (k) the Ad Hoc Group of Unsecured Claimholders and its members; (l) the BSPO Investors; and (m) with respect to each of the Persons referred to in clauses (a) through (l), such Person’s Related Parties.

“Releases” means the releases provided for in Sections 8.06 and 8.07 of the Plan.

“Releasing Parties” means the following Persons, each only in its capacity as such: (a) the Creditors’ Committee and each of its members; (b) the DIP Lenders (as defined in the DIP Credit Agreement); (c) the DIP Agent; (d) the Senior Notes Indenture Trustee; (e) the Equity Financing Commitment Parties; (f) the Debt Financing Commitment Parties; (g) the Debtors’ current and former officers and directors; (h) each of the Unions; (i) the Ad Hoc Group of Senior Noteholders and its members; (j) the Ad Hoc Group of Unsecured Claimholders and its members; (k) the Holders of all Claims or Interests who vote to accept the Plan and elect on their Ballot to opt into granting the releases set forth in the Plan; (l) all Holders of Claims and Interests that are deemed Unimpaired and presumed to accept the Plan and elect on their Non-Voting Opt-In Form to opt into granting the releases set forth in the Plan; (m) the BSPO Investors; and (n) with respect to each of the Persons referred to in clauses (a) through (m), such Person’s Related Parties. For the avoidance of doubt, Holders of Claims or Interests that did not elect on their Ballot or Non-Voting Opt-In Form, as applicable, to opt into the Third Party Releases set forth in Section 8.07, are not Releasing Parties.

“Reorganized Debtors” means, collectively, each of the Debtors on and after the Effective Date.

“Reorganized Grupo Aeroméxico” means Grupo Aeroméxico on and after the Effective Date.

“Required BSPO Investors” means the BSPO Investors holding 50.01% in par amount of general unsecured claims against the Debtors then held by all BSPO Investors.

“Required Debt Commitment Parties” means the Required Debt Commitment Parties (as defined in the Debt Financing Commitment Letter).

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Required Equity Commitment Parties” means the Required Commitment Parties (as defined in the Equity Financing Commitment Letter and the Subscription Agreement).

“Required Noteholder Investors” means the Noteholder Investors (as defined in the Equity Financing Commitment Letter and the Subscription Agreement) holding 50.01% in principal amount of the Senior Notes then held by all Noteholder Investors.

“Restructuring Transactions” has the meaning set forth in Section 4.03 of the Plan.

“Retained Causes of Action” means all Estate Causes of Action that are not expressly settled or released under the Plan on or prior to the Effective Date, and which shall include the Causes of Action set forth on the Schedule of Retained Causes of Action.

“RNV” means the El Registro Nacional de Valores (Mexican National Registry of Securities).

“Schedule of Directors and Officers” means the schedule listing the identity of the members of the New Board and the officers of the Reorganized Debtors filed by the Debtors with the Plan Supplement.

“Schedule of Rejected Contracts” means the schedule of all Executory Contracts and Unexpired Leases to be rejected by the Debtors, if any, filed by the Debtors in the Plan Supplement.

“Schedule of Retained Causes of Action” means the schedule of certain Retained Causes of Action filed by the Debtors with the Plan Supplement; provided that the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, regardless of whether such Retained Causes of Action are specifically enumerated in the Schedule of Retained Causes of Action.

“Schedules” means the schedules of assets and liabilities, statements of financial affairs, lists of Holders of Claims and interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

“Secured CEBURES” means the Series AERMXCB 17 and Series AERMXCB 19 Certificados Bursátiles Fiduciarios, or trust certificates, issued in September 2017 and June 2019, respectively, and only with respect to the secured portion of those certain Mexican bonds, or CEBURES, issued by the Debtors and publicly traded under the ticker symbol AEROMEX 00320. The characterization herein of the Series AERMXCB 17 and Series AERMXCB 19 Certificados Bursátiles Fiduciarios as a “Secured Claim” is for convenience only, and not a legal or factual determination as to whether the Trust Agreement constituted a true sale of the receivables to the Trust or rather gave rise to a secured claim against the Debtors.

“Secured Claim” means any Claim or portion thereof (a) that is reflected in the Schedules or a Proof of Claim as a secured claim and is secured by a Lien on Collateral, to the extent of the value of such Collateral, as determined in accordance with section 506(a) and, if applicable, section 1129(b) of the Bankruptcy Code, (b) to the extent that the Holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code, and (c) including any such Claim arising under those certain Secured CEBURES.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Noteholders” means the Holders of Senior Notes on and as of the Effective Date.

“Senior Notes” means those certain unsecured 7.000% Senior Notes due in 2025 issued by Aerovías and guaranteed by Grupo Aeroméxico pursuant to the Senior Notes Indenture.

“Senior Notes Claim” means a Claim on account of the Senior Notes arising under or related to the Senior Notes Indenture, which Claims are $411,355,556 as of the Petition Date.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Senior Notes Indenture” means that certain Indenture dated as of February 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time), by and among Aerovías as issuer, Grupo Aeroméxico as guarantor, and The Bank of New York Mellon, as trustee, transfer agent, registrar and paying agent.

“Senior Notes Indenture Trustee” means The Bank of New York Mellon in its capacity as trustee, transfer agent, registrar and paying agent under the Senior Notes Indenture.

“Senior Notes Indenture Trustee Fees” means, collectively, all reasonable and documented compensation, fees, and expenses, incurred in connection with the Senior Notes prior to or after the Effective Date, of (a) the Senior Notes Indenture Trustee, (b) any counsel to the Senior Notes Indenture Trustee, and (c) any other advisors to the Senior Notes Indenture Trustee.

“Servicer” means an indenture trustee, owner trustee, pass through trustee, subordination agent, agent, servicer or any other authorized representative of Creditors recognized by the Debtors.

“Specified Dilution” means the Specified Dilution (as defined in the Term Sheet).

“Statutory Equity Rights Offering” means the statutory rights offering (preemptive rights) required pursuant to applicable Mexican law and the corporate bylaws of Grupo Aeroméxico.

“Statutory Subscription Stock” means the New Stock issued pursuant to the Statutory Equity Rights Offering and allocated to the Holders of Interests in Grupo Aeroméxico that duly and validly exercise their preemptive rights pursuant to terms and conditions to be approved by the shareholders of Grupo Aeroméxico at a General Ordinary Shareholders Meeting and arising under applicable Mexican law and/or the corporate bylaws of Grupo Aeroméxico, which New Stock, shall dilute any other New Stock issued on the Effective Date.

“STIA” means the Sindicato de Trabajadores de la Industria Aeronáutica, Comunicaciones Similares y Conexos de la República Mexicana.

“Subscription Agreement” means that certain Subscription Agreement, by and among the Equity Financing Commitment Parties, the Debtors and certain other parties thereto, as may be amended, supplemented, or modified from time to time, in accordance with the terms thereof, setting forth, among other things, the terms and conditions of the Equity Financing.

“Supplemental Customer Programs Order” means the Order (I) Authorizing the Debtors to (A) Continue Honoring Prepetition Obligations to Customers and Related Third Parties in Accordance with the Customer Programs Order and the Customer Claims Procedures and (B) Otherwise Continue Their Customer Programs and (II) Approving the Customer Claims Procedures, entered by the Bankruptcy Court on December 7, 2021 [ECF No. 2265].

“Tender Offer” has the meaning set forth in Section 4.18 of the Plan.

“Tender Offer Documents” means any documents required to implement the Tender Offer, which shall be reasonably satisfactory to the Debtors, the Required Equity Commitment Parties, Delta, and Apollo.

“Term Sheet” means the term sheet attached as an exhibit to both the DIP Credit Agreement Amendment and the Equity Financing Commitment Letter.

“Tranche 1 DIP Facility” means the Tranche 1 Facility (as defined in the DIP Credit Agreement).

“Tranche 1 DIP Facility Claim” means claims arising from the Tranche 1 Obligations (as defined in the DIP Order).

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Tranche 1 DIP Lenders” means the lenders under the Tranche 1 DIP Facility.

“Tranche 2 DIP Facility” means the Tranche 2 Facility (as defined in the DIP Credit Agreement).

“Tranche 2 DIP Facility Claim” means claims arising from the Tranche 2 Obligations (as defined in the DIP Order).

“Tranche 2 DIP Lenders” means Apollo and the other lenders under the Tranche 2 DIP Facility.

“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” refers to any Claim or Interest that is not Impaired. “Union” shall have the meaning set forth in the Labor Conditions Order.

“United States Trustee” means the United States Trustee for the Southern District of New York.

“United States Trustee Fees” means fees arising under section 1930(a)(6) of title 28 of the United States Code and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

“Unliquidated” means, when used in reference to a Claim, any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is sought to be estimated.

“Unsecured CEBURES” means those certain Mexican bonds, or CEBURES, issued by the Debtors and publicly traded under the ticker symbols AEROMEX 00119, AEROMEX 01219, AEROMEX 00120, AEROMEX 00220 and, only with respect to the portion of the CEBURES that is unsecured, AEROMEX 00320.

“Unsecured Convenience Class Cash Pool” means Cash in the amount of up to $15,000,000 for purposes of funding distributions to Holders of Allowed Unsecured Convenience Class Claims, as set forth herein.

“Unsecured Convenience Class Claim” means a Claim (other than a Senior Notes Claim) that would otherwise be a General Unsecured Claim against any of the Debtors that is (i) Allowed in the Convenience Claim Amount or less or (ii) irrevocably reduced to the Convenience Claim Amount at the election of the Holder of the Allowed General Unsecured Claim as evidenced on the Ballot timely and validly submitted by such Holder; provided, however, that a General Unsecured Claim originally Allowed in an amount in excess of the Convenience Claim Amount may not be sub-divided into multiple Claims of the Convenience Claim Amount or less and receive treatment as multiple Unsecured Convenience Class Claims.

“Unsecured Creditor Cash Distribution” means Cash in an amount equal to $450 million for purposes of funding distributions to Holders of General Unsecured Claims against Grupo Aeroméxico, Aerovías, Aeroméxico Connect and Aeroméxico Cargo pursuant to the terms of Section 3.02.

“Valuation Analyses” has the meaning set forth in Appendix D of the Disclosure Statement.

“Voluntary Equity Conversion” means the issuance of New Stock in the respective amounts set forth herein, in full and final satisfaction, settlement, release and discharge of, and in exchange for, the Allowed Tranche 2 DIP Facility Claims on account of which the Holders of such Claims made the Voluntary Equity Conversion Election.

“Voluntary Equity Conversion Election” means the Tranche 2 DIP Lenders’ election to receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Tranche 2 DIP Facility Claims, New Stock in the respective amounts set forth herein in accordance with the terms set forth in Schedule 2.12 to the DIP Credit Agreement.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

“Voting Deadline” means the date established by the Approval Order by which the Claims and Solicitation Agent must actually receive an otherwise valid vote on the Plan in order for such vote to count as a vote to accept or reject the Plan.

“Voting Instructions” means the instructions for voting on the Plan contained in the Approval Order and the Ballots.

“Voucher” has the meaning set forth in the Supplemental Customer Programs Order.

“Voucher Election Form” has the meaning set forth in the Supplemental Customer Programs Order.

Section 1.02 Rules of Interpretation. For purposes of the Plan, except as otherwise provided in the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (d) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (e) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (k) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

Section 1.03 Computation of Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. In the event that any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

Section 1.04 References to Monetary Figures. All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.05 Certain Consent Rights. Notwithstanding anything in the Plan to the contrary, any and all notice and applicable consent and consultation rights of the Required Equity Commitment Parties, the Required Debt Commitment Parties, the Required Noteholder Investors, the Majority Claimholders, the Required BSPO Investors, the Other Commitment Parties, Delta, the Mexican Investors, and Apollo, as applicable, as set forth in the Debt Financing Commitment Letter, the Equity Financing Commitment Letter, the Term Sheet and/or the Subscription Agreement (including all exhibits and schedules thereto), as applicable, with respect to the form and substance of the Plan, the Plan Supplement,

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

and any Plan Documents, including any amendments, restatements, supplements or other modifications to such documents, and any and all consents, waivers or other deviations under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein. In the event of a conflict between the consent rights set forth in the Debt Financing Commitment Letter, the Equity Financing Commitment Letter, the Term Sheet and/or the Subscription Agreement, on one hand, and the Plan, on the other, the consent rights set forth in the Debt Financing Commitment Letter, the Equity Financing Commitment Letter, the Term Sheet, and the Subscription Agreement, as applicable, shall control.

Section 1.06 Exhibits; Schedules; Plan Supplement; Plan Documents. All exhibits (as amended from time to time following their initial filing with the Bankruptcy Court) to the Plan are incorporated into and are a part of the Plan as if set forth in full herein, and, to the extent not attached hereto, such exhibits shall be filed with the Bankruptcy Court as part of the Plan Supplement. The provisions of the Plan and the Plan Supplement shall be construed in a manner consistent with each other; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of the Plan Supplement that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of the Plan Supplement shall govern. Copies of such exhibits, schedules and the Plan Supplement can be obtained by visiting the Debtors’ Case Information Website or the Bankruptcy Court’s website at www.nysb.uscourts.gov. To the extent any exhibit contradicts the non-exhibit portion of the Plan, unless otherwise ordered by the Bankruptcy Court the non-exhibit portion of the Plan shall control.

ARTICLE II

ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, United States Trustee Fees, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

Section 2.01 DIP Facility Claims.

(a) Treatment of Allowed Tranche 1 DIP Facility Claims. Except to the extent a Holder of an Allowed Tranche 1 DIP Facility Claim and the Debtors agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Tranche 1 DIP Facility Claim shall receive, on account of such Allowed Tranche 1 DIP Facility Claim, payment in full in Cash from the proceeds of the Debt Financing.

(b) Treatment of Allowed Tranche 2 DIP Facility Claims Held by Electing Tranche 2 DIP Lenders. Except to the extent that a Holder of an Allowed Tranche 2 DIP Facility Claim and the Debtors agree to different treatment, on the Effective Date, each Electing Tranche 2 DIP Lender, including certain of the parties to the DIP Credit Agreement Amendment (Apollo, Delta, and the Mexican Pension Fund), shall receive, on account of such Allowed Tranche 2 DIP Facility Claim (inclusive of all PIK interest and the Conversion Exit Fee), (i) in the case of Delta, the Delta Conversion Stock, (ii) in the case of the Mexican Pension Fund, the Mexican Pension Fund Conversion Stock, and (iii) in the case of Apollo, the Apollo Settlement Consideration. Each Electing Tranche 2 DIP Lender shall receive, on account of such Allowed Tranche 2 DIP Facility Claim, accrued interest under the DIP Credit Agreement at the current Applicable Margin (as defined in the DIP Credit Agreement) of 14.5% on the outstanding obligations to such Electing Tranche 2 DIP Lender under the Tranche 2 DIP Facility commencing December 31, 2021 through the Effective Date, payable in (i) Cash or, (ii) solely in the case of Delta, payable in Delta Conversion Stock.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

With respect to any Electing Tranche 2 DIP Lender whose ownership interest in Reorganized Grupo Aeroméxico is diluted in a manner not disclosed to such Electing Tranche 2 DIP Lender at the time of such election, either due to a change in the price or number of shares that were issued, then, unless otherwise agreed by such Electing Tranche 2 DIP Lender, the shares to be received by such Electing Tranche 2 DIP Lender shall be adjusted to take that into account. For the avoidance of doubt, dilution on account of the Specified Dilution shall not require any such adjustment.

(c) Treatment of Allowed Tranche 2 DIP Facility Claims Receiving Cash. Except to the extent that a Holder of an Allowed Tranche 2 DIP Facility Claim and the Debtors agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Tranche 2 DIP Facility Claim who did not exercise the Voluntary Equity Conversion Election shall receive, on account of such Allowed Tranche 2 DIP Facility Claim, payment in full in Cash, including, without limitation, an exit fee, with the proceeds of the Equity Financing, and under the terms set forth in the DIP Credit Agreement. Any such Holder of an Allowed Tranche 2 DIP Facility Claim that is either an Equity Financing Commitment Party or Debt Financing Commitment Party shall receive such payment in full in Cash on account of its Allowed Tranche 2 DIP Facility Claim.

(d) Payment of DIP Reimbursement Claims. Except to the extent that a Holder of a DIP Reimbursement Claim and the Debtors agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a DIP Reimbursement Claim shall receive, on account of such DIP Reimbursement Claim, payment in full in Cash, and under the terms set forth in the DIP Credit Agreement and the DIP Order.

Section 2.02 Administrative Expense Claims.

(a) Time for Filing Administrative Expense Claims. The Holder of an Administrative Expense Claim, other than a Holder of an Administrative Expense Claim that has been Allowed on or before the Effective Date (and, for the avoidance of doubt, other than a Holder of a DIP Facility Claim, a Professional Fee Claim, a Priority Tax Claim, the Commitment Premiums and Fees, and the Commitment Party Expense Reimbursement) must file with the Bankruptcy Court and serve on the Debtors, the Claims and Solicitation Agent, and the United States Trustee, proof of such Administrative Expense Claim by the Administrative Bar Date. Such Proof of Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and, if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the Holder of the Administrative Expense Claim; (iii) the asserted amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED, DISALLOWED AND DISCHARGED. IF FOR ANY REASON ANY SUCH ADMINISTRATIVE EXPENSE CLAIM IS INCAPABLE OF BEING FOREVER BARRED, DISALLOWED AND DISCHARGED, THEN THE HOLDER OF SUCH CLAIM SHALL IN NO EVENT HAVE RECOURSE TO ANY PROPERTY TO BE DISTRIBUTED PURSUANT TO THE PLAN. A notice setting forth the Administrative Bar Date will be (i) filed on the Bankruptcy Court’s docket and served with the notice of the Effective Date and (ii) posted on the Debtors’ Case Information Website. No other notice of the Administrative Bar Date will be provided.

(b) Treatment of Administrative Expense Claims. Except to the extent a Holder of an Allowed Administrative Expense Claim and the Debtor against which such Claim is asserted agree to different treatment, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Expense Claim (other than a Holder of a DIP Facility Claim, a Professional Fee Claim, a Priority Tax Claim, the Commitment Premiums and Fees, and the Commitment Party Expense Reimbursement, the treatment of which is set forth elsewhere in the Plan) related to the Chapter 11 Cases will receive in full and final satisfaction of its Administrative Expense Claim an amount of Cash equal to the amount of such Allowed

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Administrative Expense Claim in accordance with the following: (1) if an Administrative Expense Claim is Allowed as of the Effective Date, or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Expense Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Expense Claim is not Allowed as of the Effective Date, no later than 60 days after the date on which either (i) such Administrative Expense Claim is Allowed pursuant to the Claims Objection and Settlement Procedures Order, or (ii) an order Allowing such Administrative Expense Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Expense Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Expense Claim without any further action by the Holders of such Allowed Administrative Expense Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Section 2.03 Professional Fee Claims.

(a) Professional Fee Escrow Account. As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order or approval of the Bankruptcy Court or any other Entity.

(b) Professional Fee Escrow Amount. To receive payment for unbilled fees and expenses incurred through and including the Effective Date, the Professionals shall estimate their accrued Professional Fee Claims prior to and as of the Confirmation Date, along with an estimate of fees and expenses to be incurred through and including the Effective Date, and shall deliver such good-faith estimates to the Debtors by no later than seven days before the Effective Date. If a Professional does not provide such estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall comprise the Professional Fee Escrow Amount. To the extent the Professional Fee Escrow Amount is not sufficient to pay all Allowed Professional Fee Claims in full, the remaining aggregate amount of the Allowed Professional Fee Claims shall be paid by the Debtors.

(c) Final Fee Applications. All final requests for payment of Professional Fee Claims for services rendered during the period from the Petition Date to and including the Effective Date must be filed with the Bankruptcy Court by the date that is 45 calendar days after the Effective Date. Such requests shall be filed with the Bankruptcy Court and served as required by the Case Management Order; provided that if any Professional is unable to file its own request with the Bankruptcy Court, such Professional may deliver an original, executed copy and an electronic copy to the Debtors’ attorneys at least three Business Days prior to the deadline, and the Debtors’ attorneys shall file such request with the Bankruptcy Court. The objection deadline relating to the final requests shall be 4:00 p.m. (prevailing Eastern Time) on the date that is 21 calendar days after the filing deadline. If no objections are timely filed and properly served in

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

accordance with the Case Management Order with respect to a given request, or all timely objections are subsequently resolved, such Professional shall submit to the Bankruptcy Court for consideration a proposed order (which, for the avoidance of doubt, may be submitted together with other Professionals as a proposed omnibus order) approving the Professional Fee Claim as an Allowed Administrative Expense Claim in the amount requested (or otherwise agreed). The Allowed amounts of any Professional Fee Claims subject to unresolved timely objections shall be determined by the Bankruptcy Court at a hearing to be held no sooner than 10 calendar days after the objection deadline. Notwithstanding Section 5.03(a) of this Plan, distributions on account of Allowed Professional Fee Claims shall be made as soon as reasonably practicable after such Claims become Allowed.

(d) Post-Effective Date Fees. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors may employ and pay all Professionals in the ordinary course of business without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

Section 2.04 United States Trustee Fees. All United States Trustee Fees, pursuant to 11 U.S.C. § 1930, together with interest, if any, pursuant to 31 U.S.C. § 3717, shall be paid on or before the Effective Date by the Debtors. After the Effective Date, the Reorganized Debtors shall assume liability for and shall pay, or cause to be paid, any and all quarterly fees owed to the United States Trustee when due in accordance with applicable law, and shall continue to file, or cause to be filed, with the Bankruptcy Court quarterly reports to show the calculation of such fees for the Debtors’ Estates. Each of the Debtors shall remain obligated to pay quarterly fees to the United States Trustee until entry of a final decree closing the applicable Chapter 11 Case, the applicable Chapter 11 Case is dismissed, or the applicable Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code.

Section 2.05 Priority Tax Claims. Except to the extent a Holder of an Allowed Priority Tax Claim and the Debtor against which such Claim is asserted agree to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, either Cash in an amount equal to the Allowed amount of such Claim or such other treatment as may satisfy section 1129(a)(9) of the Bankruptcy Code and the Mexican Federal Tax Code, Mexican Income Tax Law, Mexican Valued Added Tax Law, General Rules issued by the Ministry of Finance and Public Credit and/or any other law, act, rule, regulation or norm that allows Mexican tax authorities (including, without limitation, federal tax authorities, customs authorities, authorities of services of air navigation, etc.), as applicable and any other law, regulation, general rule and/or legislation, as may be applicable.

Section 2.06 Commitment Premiums and Fees; Commitment Party Expense Reimbursement. Subject to the terms and conditions of the Exit Financing Documents and the Exit Financing Commitment Order, as applicable, the Exit Financing Obligations constitute Allowed Administrative Expense Claims with priority over all administrative expenses of the kind specified in sections 503(b) and 507 of the Bankruptcy Code, junior only to the DIP Loans (as defined in the DIP Credit Agreement) and shall be paid in full in New Stock or Cash, as applicable, no later than the Effective Date or such earlier or other date(s), in each case as provided in the Exit Financing Documents, and the Exit Financing Commitment Order, as applicable. The Exit Financing Obligations shall not be discharged, modified, or otherwise affected by the Plan, dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code. Neither the Exit Financing Obligations nor any portion of the Exit Financing Obligations approved under the Exit Financing Commitment Order shall be subject to disgorgement, setoff, disallowance, impairment, challenge, contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise absent a final, non-appealable finding of gross negligence, willful misconduct, criminal conduct, or fraud by a Debt Financing Commitment Party or Equity Financing Commitment Party in connection with the Exit Financing Documents and, in any such case, solely with respect to such Debt Financing Commitment Party or Equity Financing Commitment Party.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Section 3.01 Classification of Claims and Interests. A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distributions under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions hereunder only to the extent such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released or otherwise settled prior to the Effective Date. In no event shall any Holder of an Allowed Claim or Allowed Interest be entitled to receive payments under this Plan that, in the aggregate, exceed the Allowed amount of such Holder’s Claim or Interest.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (a) Impaired or Unimpaired under this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code or (c) presumed to accept or deemed to reject this Plan:

Class	Claims or Interest	Status	Voting Rights
1	Secured Claims against the Debtors	Unimpaired	Presumed to Accept
2	Other Priority Claims against the Debtors	Unimpaired	Presumed to Accept
3(a)	Aerovías and Grupo Aeroméxico Recourse Claims	Impaired	Entitled to Vote
3(b)	General Unsecured Claims against Grupo Aeroméxico	Impaired	Entitled to Vote
3(c)	General Unsecured Claims against Aerovías	Impaired	Entitled to Vote
3(d)	General Unsecured Claims against Aeroméxico Connect	Impaired	Entitled to Vote
3(e)	General Unsecured Claims against Aeroméxico Cargo	Impaired	Entitled to Vote

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Class	Claims or Interest	Status	Voting Rights
4(a)	Unsecured Convenience Class Claims against Grupo Aeroméxico	Unimpaired	Presumed to Accept
4(b)	Unsecured Convenience Class Claims against Aerovías	Impaired	Entitled to Vote
4(c)	Unsecured Convenience Class Claims against Aeroméxico Connect	Impaired	Entitled to Vote
4(d)	Unsecured Convenience Class Claims against Aeroméxico Cargo	Impaired	Entitled to Vote
5	Customer Claims against the Debtors	Unimpaired	Presumed to Accept
6(a)	Intercompany Claims against Grupo Aeroméxico	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
6(b)	Intercompany Claims against Aerovías	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
6(c)	Intercompany Claims against Aeroméxico Connect	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
6(d)	Intercompany Claims against Aeroméxico Cargo	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
7	Intercompany Interests	Unimpaired	Presumed to Accept
8	Interests in Grupo Aeroméxico	Impaired	Deemed to Reject

Section 3.02 Treatment of Classes of Claims and Interests. (a) Secured Claims against the Debtors (Class 1)

(i) Classification: Class 1 consists of Secured Claims against any of the Debtors.

(ii) Treatment: Except to the extent a Holder of an Allowed Secured Claim and the Debtor against which such Claim is asserted agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Secured Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash in accordance with section 506(a) of the Bankruptcy Code, (ii) Reinstatement of such Allowed Claim pursuant to section 1124 of the Bankruptcy Code or (iii) such other treatment as may be necessary to render such Claim Unimpaired.

(iii) Impairment and Voting: Secured Claims are Unimpaired under the Plan. Holders of Secured Claims are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Secured Claims.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(b) Other Priority Claims against the Debtors (Class 2)

(i) Classification: Class 2 consists of Other Priority Claims against any of the Debtors.

(ii) Treatment: Except to the extent a Holder of an Allowed Other Priority Claim and the Debtor against which such Claim is asserted agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(iii) Impairment and Voting: Other Priority Claims are Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Other Priority Claims.

(c) Aerovías and Grupo Aeroméxico Recourse Claims (Class 3(a))

(i) Classification: Class 3(a) consists of Aerovías and Grupo Aeroméxico Recourse Claims.

(ii) Allowance: The Senior Notes Claims are Allowed in an amount of $411,355,556 at each of Aerovías and Grupo Aeroméxico.

(iii) Treatment: Except to the extent a Holder of a Class 3(a) Claim and the applicable Debtors agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a Class 3(a) Claim shall receive, subject to and except as otherwise set forth in the Equity Commitment Party Consideration Elections and the Election Notices delivered thereunder, its Pro Rata share of (a) the Unsecured Creditor Cash Distribution and (b) to the extent necessary to ensure recovery by each Holder of a Class 3(a) Claim of 100% of the Aggregate Recourse Claim Amount (defined below), New Stock in an amount sufficient to ensure such recovery; provided that, notwithstanding the foregoing, an Equity Financing Commitment Party that is a Recourse Claimant shall, on account of such Recourse Claimant’s Equity Commitment and with respect to its Allowed Aerovías and Grupo Aeroméxico Recourse Claims, and at its option via the Ballot or the Election Notice, as applicable, make the Equity Commitment Party Consideration Election; provided, further that if the Equity Commitment Party Consideration Elections by the Equity Financing Commitment Parties would result in more than the full amount of the Unsecured Creditor Cash Distribution being distributed to Recourse Claimants that are Equity Financing Commitment Parties, such elections shall be reduced pro rata and the applicable Equity Financing Commitment Party shall receive New Stock in lieu of such reduced amount received from the Unsecured Creditor Cash Distribution:

(A) The amount of the Unsecured Cash Distribution remaining after distribution to Holders of Class 3(a) Claims, if any (the “Remaining Cash Pool”) shall be allocated to Classes 3(b), 3(c), 3(d) and 3(e) based upon the same allocation of New Stock to such Classes;

(B) The portion of the Grupo Aeroméxico New Stock Allocation and the portion of the Aerovías New Stock Allocation available for distribution to Holders of Allowed Class 3(b) and Class 3(c) Claims, respectively, shall be adjusted to account for the amount of New Stock used to satisfy the Class 3(a) Claims;

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(C) The aggregate value of the consideration payable in respect of a Class 3(a) Claim will be in an amount equal to the full amounts due and owing on account of such Claim as of the Petition Date, including any accrued and unpaid interest as of the Petition Date, but excluding any interest accruing after the Petition Date (the amount of each such Claim, the “Aggregate Recourse Claim Amount”).

(iv) Impairment and Voting: Aerovías and Grupo Aeroméxico Recourse Claims are Impaired under the Plan. Holders of Aerovías and Grupo Aeroméxico Recourse Claims, including Senior Notes Claims, are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such Aerovías and Grupo Aeroméxico Recourse Claims.

(d) General Unsecured Claims against Grupo Aeroméxico (Class 3(b))

(i) Classification: Class 3(b) consists of General Unsecured Claims against Grupo Aeroméxico.

(ii) Treatment: Except to the extent a Holder of a Class 3(b) Claim and Grupo Aeroméxico agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a Class 3(b) Claim shall receive, its Pro Rata share of the Remaining Cash Pool and the Grupo Aeroméxico New Stock Allocation (after accounting for distributions to Holders of Class 3(a) Claims); provided, that Cash received from the Preemptive Rights True Up, if any, will correspondingly reduce the amount of New Stock to be received.

(iii) Impairment and Voting: General Unsecured Claims against Grupo Aeroméxico are Impaired under the Plan. Holders of General Unsecured Claims against Grupo Aeroméxico are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such General Unsecured Claims against Grupo Aeroméxico.

(e) General Unsecured Claims against Aerovías (Class 3(c))

(i) Classification: Class 3(c) consists of General Unsecured Claims against Aerovías.

(ii) Treatment: Except to the extent a Holder of a Class 3(c) Claim and Aerovías agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a Class 3(c) Claim shall receive its Pro Rata share of (i) the Remaining Cash Pool, (ii) the Aerovías New Stock Allocation (after accounting for distributions to Holders of Class 3(a) Claims), (iii) the Class 3(c) EBITDAR-Linked Instruments Distribution and (iv) the Preemptive Rights True Up allocated to Class 3(c); provided, that Cash received from the Preemptive Rights True Up, if any, will correspondingly reduce the amount of New Stock to be received;

(iii) Impairment and Voting: General Unsecured Claims against Aerovías are Impaired under the Plan. Holders of General Unsecured Claims against Aerovías are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such General Unsecured Claims against Aerovías.

(f) General Unsecured Claims against Aeroméxico Connect (Class 3(d))

(i) Classification: Class 3(d) consists of General Unsecured Claims against Aeroméxico Connect.

(ii) Treatment: Except to the extent a Holder of a Class 3(d) Claim and Aeroméxico Connect agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a Class 3(d) Claim shall receive its Pro Rata share of (i) the Remaining Cash Pool, (ii) the Aeroméxico Connect New Stock Allocation, (iii) the Class 3(d) EBITDAR-Linked Instruments Distribution and (iv) the Preemptive Rights True Up allocated to Class 3(d); provided that Cash received from the Preemptive Rights True Up, if any, will correspondingly reduce the amount of New Stock to be received.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(iii) Impairment and Voting: General Unsecured Claims against Aeroméxico Connect are Impaired under the Plan. Holders of General Unsecured Claims against Aeroméxico Connect are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such General Unsecured Claims against Aeroméxico Connect.

(g) General Unsecured Claims against Aeroméxico Cargo (Class 3(e))

(i) Classification: Class 3(e) consists of General Unsecured Claims against Aeroméxico Cargo.

(ii) Treatment: Except to the extent a Holder of a Class 3(e) Claim and Aeroméxico Cargo agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a Class 3(e) Claim shall receive its Pro Rata share of (i) the Remaining Cash Pool, (ii) the Aeroméxico Cargo New Stock Allocation and (iii) the Preemptive Rights True Up allocated to Class 3(e); provided that Cash received from the Preemptive Rights True Up, if any, will correspondingly reduce the amount of New Stock to be received.

(iii) Impairment and Voting: General Unsecured Claims against Aeroméxico Cargo are Impaired under the Plan. Holders of General Unsecured Claims against Aeroméxico Cargo are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such General Unsecured Claims against Aeroméxico Cargo.

(h) Unsecured Convenience Class Claims against Grupo Aeroméxico (Class 4(a))

(i) Classification: Class 4(a) consists of Unsecured Convenience Class Claims against Grupo Aeroméxico.

(ii) Treatment: Except to the extent a Holder of an Allowed Unsecured Convenience Class Claim against Grupo Aeroméxico and Grupo Aeroméxico agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Convenience Class Claim against Grupo Aeroméxico shall receive cash equal to the par amount of such Allowed Claim.

(iii) Unsecured Convenience Class Claims against Grupo Aeroméxico are Unimpaired under the Plan. Holders of Unsecured Convenience Class Claims against Grupo Aeroméxico are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Unsecured Convenience Class Claims against Grupo Aeroméxico are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Unsecured Convenience Class Claims against Grupo Aeroméxico.

(i) Unsecured Convenience Class Claims against Aerovías (Class 4(b))

(i) Classification: Class 4(b) consists of Unsecured Convenience Class Claims against Aerovías.

(ii) Treatment: Except to the extent a Holder of an Allowed Unsecured Convenience Class Claim against Aerovías and Aerovías agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Convenience Class Claim against Aerovías shall receive, on account of such Allowed Claim against Aerovías, a Cash payment in an amount equal to the lesser of (a) 30% of such Allowed Claim or (b) its Pro Rata share of the Unsecured Convenience Class Cash Pool.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(iii) Impairment and Voting: Unsecured Convenience Class Claims against Aerovías are Impaired under the Plan. Holders of Unsecured Convenience Class Claims against Aerovías are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such Unsecured Convenience Class Claims against Aerovías.

(j) Unsecured Convenience Class Claims against Aeroméxico Connect (Class 4(c))

(i) Classification: Class 4(c) consists of Unsecured Convenience Class Claims against Aeroméxico Connect.

(ii) Treatment: Except to the extent a Holder of an Allowed Unsecured Convenience Class Claim against Aeroméxico Connect and Aeroméxico Connect agree to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Convenience Class Claim against Aeroméxico Connect shall receive, on account of such Allowed Claim against Aeroméxico Connect, a Cash payment in an amount equal to the lesser of (a) 30% of such Allowed Claim or (b) its Pro Rata share of the Unsecured Convenience Class Cash Pool.

(iii) Impairment and Voting: Unsecured Convenience Class Claims against Aeroméxico Connect are Impaired under the Plan. Holders of Unsecured Convenience Class Claims against Aeroméxico Connect are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such Unsecured Convenience Class Claims against Aeroméxico Connect.

(k) Unsecured Convenience Class Claims against Aeroméxico Cargo (Class 4(d))

(i) Classification: Class 4(d) consists of Unsecured Convenience Class Claims against Aeroméxico Cargo.

(ii) Treatment: Except to the extent a Holder of an Allowed Unsecured Convenience Class Claim against Aeroméxico Cargo and Aeroméxico Cargo agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Convenience Class Claim against Aeroméxico Cargo shall receive, on account of such Allowed Claim against Aeroméxico Cargo, a Cash payment in an amount equal to the lesser of (a) 30% of such Allowed Claim or (b) its Pro Rata share of the Unsecured Convenience Class Cash Pool.

(iii) Impairment and Voting: Unsecured Convenience Class Claims against Aeroméxico Cargo are Impaired under the Plan. Holders of Unsecured Convenience Class Claims against Aeroméxico Cargo are entitled to vote to accept or reject the Plan, and the votes of such Holders will be solicited with respect to such Unsecured Convenience Class Claims against Aeroméxico Cargo.

(l) Customer Claims against the Debtors (Class 5)

(i) Classification: Class 5 consists of Customer Claims against any of the Debtors.

(ii) Treatment: Except to the extent a Holder of an Allowed Customer Claim and the Debtor against which such Claim is asserted agree to different treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Customer Claim shall receive, on account of such Allowed Claim, a Voucher in the full amount of the Customer Claim pursuant to the Customer Claims Procedures, or such other treatment consistent with the Customer Claims Procedures. Any Holder of an Allowed Customer Claim who receives and returns a Voucher Election Form affirmatively electing not to receive a Voucher by no later than the Confirmation Hearing, and has otherwise not had their Claims satisfied pursuant to the Customer Claims Procedures, will receive the treatment provided to General Unsecured Claims or Unsecured Convenience Class Claims, as applicable, against the applicable Debtor on account of such Customer Claim.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(iii) Impairment and Voting: Customer Claims are Unimpaired under the Plan. Holders of Customer Claims are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Customer Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Customer Claims.

(m) Intercompany Claims against Grupo Aeroméxico (Class 6(a))

(i) Classification: Class 6(a) consists of Intercompany Claims against Grupo Aeroméxico.

(ii) Treatment: Each Allowed Intercompany Claim against Grupo Aeroméxico shall, at the option of Grupo Aeroméxico, on or after the Effective Date, be Reinstated, extinguished, compromised, addressed, setoff, canceled, or settled, potentially without any distribution on account of such Claim.

(iii) Impairment and Voting: Holders of Allowed Intercompany Claims against Grupo Aeroméxico are conclusively deemed to have either accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims against Grupo Aeroméxico are not entitled to vote to accept or reject the Plan.

(n) Intercompany Claims against Aerovías (Class 6(b))

(i) Classification: Class 6(b) consists of Intercompany Claims against Aerovías.

(ii) Treatment: Each Allowed Intercompany Claim against Aerovías shall, at the option of Aerovías, on or after the Effective Date, be Reinstated, extinguished, compromised, addressed, setoff, canceled, or settled, potentially without any distribution on account of such Claim.

(iii) Impairment and Voting: Holders of Allowed Intercompany Claims against Aerovías are conclusively deemed to have either accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims against Aerovías are not entitled to vote to accept or reject the Plan.

(o) Intercompany Claims against Aeroméxico Connect (Class 6(c))

(i) Classification: Class 6(c) consists of Intercompany Claims against Aeroméxico Connect.

(ii) Treatment: Each Allowed Intercompany Claim against Aeroméxico Connect shall, at the option of Aeroméxico Connect, on or after the Effective Date, be Reinstated, extinguished, compromised, addressed, setoff, canceled, or settled, potentially without any distribution on account of such Claim.

(iii) Impairment and Voting: Holders of Allowed Intercompany Claims against Aeroméxico Connect are conclusively deemed to have either accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims against Aeroméxico Connect are not entitled to vote to accept or reject the Plan.

(p) Intercompany Claims against Aeroméxico Cargo (Class 6(d))

(i) Classification: Class 6(d) consists of Intercompany Claims against Aeroméxico Cargo.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(ii) Treatment: Each Allowed Intercompany Claim against Aeroméxico Cargo shall, at the option of Aeroméxico Cargo, on or after the Effective Date, be Reinstated, extinguished, compromised, addressed, setoff, canceled, or settled, potentially without any distribution on account of such Claim.

(iii) Impairment and Voting: Holders of Allowed Intercompany Claims against Aeroméxico Cargo are conclusively deemed to have either accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims against Aeroméxico Cargo are not entitled to vote to accept or reject the Plan.

(q) Intercompany Interests (Class 7)

(i) Classification: Class 7 consists of Intercompany Interests in Aerovías, Aeroméxico Connect and Aeroméxico Cargo, respectively.

(ii) Treatment: On the Effective Date, all existing Intercompany Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(iii) Impairment and Voting: Intercompany Interests are Unimpaired under the Plan. Holders of Intercompany Interests are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

(r) Interests in Grupo Aeroméxico (Class 8)

(i) Classification: Class 8 consists of Interests in Grupo Aeroméxico.

(ii) Treatment: Holders of Interests in Grupo Aeroméxico shall receive no distribution on account of such Interests; provided, however that the Debtors or Reorganized Debtors, as applicable, shall conduct a Statutory Equity Rights Offering as required pursuant to applicable Mexican law.

(iii) Impairment and Voting: Interests in Grupo Aeroméxico are Impaired under the Plan. Holders of Interests in Grupo Aeroméxico are conclusively presumed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Interests in Grupo Aeroméxico are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Interests in Grupo Aeroméxico.

Section 3.03 Special Provision Governing Unimpaired Claims. Except as otherwise provided in this Plan, nothing under the Plan shall affect the rights of the Debtors with respect to an Unimpaired Claim, including all rights with respect to legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

Section 3.04 [RESERVED].

Section 3.05 Elimination of Vacant Classes. Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the Voting Deadline shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 3.06 Subordinated Claims and Interests. The allowance, classification and treatment of all Claims and Interests and their respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal or equitable subordination relating thereto.

Section 3.07 Intercompany Interests. To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of the New Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).

Section 3.08 Controversy Concerning Impairment. If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.09 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. If any Class of Claims is deemed to reject this Plan or is entitled to vote on this Plan and does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code and/or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

ARTICLE IV

IMPLEMENTATION OF THE PLAN

Section 4.01 [RESERVED].

Section 4.02 Continued Corporate Existence. Except as otherwise provided in the Plan, the Plan Documents or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective incorporation deed and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such incorporation deed and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, the Registration Rights Agreement or otherwise.

Section 4.03 Restructuring Transactions. On or after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including, without limitation, the PLM Stock Participation Transaction, the Equity Financing, the Debt Financing, the EBITDAR-Linked Instruments and all steps necessary to effectuate the Plan pursuant to any corporate governance obligation from any of the Debtors and applicable law (collectively, the “Restructuring Transactions”). The Confirmation Order shall be deemed, pursuant to both section 1123 and section 363 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

The Debtors or the Reorganized Debtors, as applicable, are authorized to enter into the EBITDAR-Linked Instruments Documents, which shall be consistent in all material respects with the EBITDAR-Linked Instruments Term Sheet.

Section 4.04 Exemption from Registration Requirements. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of all shares of the New Stock shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act and any other applicable state and federal law of the United States requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code.

The offering, issuance and sale of the New Stock that is not exempt from registration under section 5 of the Securities Act and any other applicable securities laws is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Regulation D thereunder or, solely to the extent section 4(a)(2) of the Securities Act or Regulation D thereunder is not available, any other available exemption from registration under the Securities Act. Such securities will be considered “restricted securities”, will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act.

Section 4.05 Cancellation of Notes, Pagarés, Instruments, Certificates and Other Documents. On the Effective Date, except to the extent otherwise provided in the Plan and to the extent permitted by applicable law (including, without limitation, Mexican law), all notes, pagarés, instruments, certificates, shares and other documents evidencing Claims or Interests shall be canceled, and the obligations and duties of the Debtors or the Reorganized Debtors, the DIP Agent, the CEBURES Common Representative, and the Senior Notes Indenture Trustee thereunder, or in any way related thereto shall be discharged and deemed satisfied in full, except that each of the foregoing shall continue in effect solely to the extent necessary to (a) allow Holders of Claims or Interests described herein to receive distributions under this Plan; (b) allow the Debtors, the DIP Agent, the CEBURES Common Representative, and the Senior Notes Indenture Trustee, as applicable, to make post-Effective Date Distributions or take such other actions pursuant to this Plan on account of such Claims or Interests; (c) allow Holders of Claims or Interests to retain their respective rights and obligations vis-à-vis other Holders of Claims or Interests pursuant to any such applicable document or instrument; (d) allow the DIP Agent, the CEBURES Common Representative, and the Senior Notes Indenture Trustee to enforce their rights, claims, and interests vis-à-vis any party other than the Debtors, including, but not limited to, any indemnification rights or any rights with respect to priority or payment or to exercise charging liens (including the Senior Notes Indenture charging lien); (e) preserve any rights of the DIP Agent, the CEBURES Common Representative and/or the Senior Notes Indenture Trustee to payment of fees, expenses and indemnification obligations against money or property distributed to the lenders under the DIP Credit Agreement, including any rights of enforcement, rights to priority of payment or to maintain, exercise, and/or enforce charging liens; (f) preserve the rights of the DIP Agent, the CEBURES Common Representative, and/or the Senior Notes Indenture Trustee to appear and be heard in these Chapter 11 Cases to the extent such rights exist, and (g) permit the DIP Agent, the CEBURES Common Representative and/or the Senior Notes Indenture Trustee to perform any function necessary to effectuate the foregoing. Notwithstanding the foregoing, any provision in any such agreement, instrument, note, certificates, indenture, mortgage, security document, or other instrument or document that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests as a result of the cancellations, terminations, satisfaction, or releases provided for in this Article IV shall be deemed null and void and shall be of no force and effect.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall pay all reasonable and documented Senior Notes Indenture Trustee Fees that have accrued and are unpaid as of the Effective Date, without the need for further Bankruptcy Court approval, subject to receipt by the Debtors of invoices from the Senior Notes Indenture Trustee. On and after the Effective Date, to the extent the Senior Notes Indenture Trustee provides services or incurs expenses, including professional fees, related to the Plan or the Senior Notes Indenture, including with respect to effectuation of any distributions under the Plan or any action the Debtors or Reorganized Debtors request to be taken, the Debtors or the Reorganized Debtors, as applicable, shall pay all Senior Notes Indenture Trustee Fees within ten (10) Business Days of receipt by the Debtors or the Reorganized Debtors, as applicable, of an invoice from the Senior Notes Indenture Trustee. Notwithstanding this section, the Senior Notes Indenture Trustee shall have the right to exercise its charging lien for the payment of the Senior Notes Indenture Trustee’s fees and expenses, to the extent not otherwise paid, against any and all distributions on account of the Senior Notes, including but not limited to any distribution made under the Plan or held by any Disbursing Agent or any other entity appointed to disburse distributions on account of Senior Notes Claims under the Plan.

Section 4.06 Issuance of New Securities; Execution of Related Documents. On the Effective Date, all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Restructuring Transactions, including the New Stock approved by the shareholders of Grupo Aeroméxico at the General Ordinary and/or Extraordinary Shareholders Meeting (including on account of the Equity Commitment Premium) and the New First Lien Notes, shall be deemed as issued and distributed by the Disbursing Agent to the Entities entitled to receive the securities, notes, instruments, certificates and other documents pursuant to, and in accordance with, the terms of the Plan, the Subscription Agreement, the New First Lien Notes Indenture, and the New Corporate Governance Documents. The determination with respect to the continued public listing of the New Stock and timing considerations related thereto shall be mutually acceptable to Delta, Apollo and the Required Equity Commitment Parties.

In connection with the foregoing, Grupo Aeroméxico shall undertake and execute all necessary actions in order to comply with the terms and conditions of the Plan Documents. Each distribution and issuance of the New Stock shall be governed by the terms and conditions approved by the shareholders of Grupo Aeroméxico at the General Ordinary and/or Extraordinary Shareholders Meeting, which shall be in accordance with and pursuant to the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Corporate Governance Documents, the terms and conditions of which shall bind each Entity receiving such distribution of the New Stock. Any Entity’s receipt of New Stock shall be deemed as its acceptance and agreement to be bound by the New Corporate Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms.

Section 4.07 Authorization and Issuance of New First Lien Notes. On the Effective Date, Reorganized Grupo Aeroméxico shall issue the New First Lien Notes on the terms set forth in the Plan and the New First Lien Notes Indenture. Pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, the offering, issuance, distribution and sale of New First Lien Notes (and the guarantees thereof) shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution or sale of securities.

On the Effective Date, the New First Lien Notes Indenture shall be executed and delivered. The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the New First Lien Notes Indenture without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests. The New First Lien Notes Indenture shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Debt Financing Commitment Parties and Reorganized Debtors, enforceable in accordance with its terms, and,

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

except as provided for thereunder, such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) under applicable law, the Plan, or the Confirmation Order and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

Confirmation of the Plan shall be deemed (i) approval of the New First Lien Notes Indenture, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Debt Financing Commitment Parties and Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses as and when due provided for by the New First Lien Notes Indenture and (ii) authorization to enter into and perform under the New First Lien Notes Indenture.

On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the New First Lien Notes Indenture (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the property described in the New First Lien Notes Indenture, with the priorities established in respect thereof under applicable non-bankruptcy law, and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law, the Plan or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the New First Lien Notes Indenture are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Section 4.08 The Equity and Debt Financing. The Debtors shall raise an aggregate of $720 million of equity capital through the Equity Financing and $762.5 million of debt through the Debt Financing. In connection with the consummation of the Plan, the Equity Financing shall be consummated in accordance with the terms of the Equity Financing Commitment Letter, the Term Sheet, the Subscription Agreement, and the other relevant Plan Documents; the Debt Financing shall be consummated in accordance with the terms of the Debt Financing Commitment Letter and the Plan Documents, as applicable.

On the Effective Date, the Debtors shall consummate the Equity Financing, through which Reorganized Grupo Aeroméxico shall issue $720 million of equity capital consisting of New Stock and shall cause Reorganized Grupo Aeroméxico to issue New Stock on account of the Equity Commitment Premium. The New Stock issued pursuant to the Equity Financing and on account of the Equity Commitment Premium shall be purchased and/or subscribed by the Equity Financing Commitment Parties on the terms and conditions set forth in the Equity Financing Commitment Letter, the Term Sheet and the Subscription Agreement. Also on the Effective Date, the Debtors shall consummate the Debt Financing, through which Reorganized Grupo Aeroméxico shall issue $762.5 million in New First Lien Notes, which the Debt Financing Commitment Parties have committed to purchase or fund on the terms and conditions set forth in the Debt Financing Commitment Letter and New First Lien Notes Indenture.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 4.09 Corporate Action. (a) On or before the Effective Date, as applicable, and subject to applicable governmental authorizations, if any, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects by the Board of Directors and at the General Ordinary Shareholders Meeting and General Extraordinary Shareholders Meeting of Grupo Aeroméxico, as the case may be, including: (a) adoption or assumption, as applicable, of the agreements with existing management; (b) ratification and/or designation of the directors, managers and officers for the Reorganized Debtors; (c) implementation of the Restructuring Transactions, including but not limited to all required amendments to Grupo Aeroméxico’s bylaws, as the case may be; (d) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (e) the adoption and filing of the New Corporate Governance Documents; (f) the consummation of the PLM Stock Participation Transaction; (g) the issuance and distribution of the New Stock and the New First Lien Notes; (h) the applicable Reorganized Debtors’ entry into the Registration Rights Agreement; (i) the consummation of the Tender Offer; and (j) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated under the Plan (whether to occur before, on or after the Effective Date).

(b) On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, and any and all other agreements, documents, securities or instruments related to the foregoing. The authorizations and approvals contemplated by this Article IV shall be effective and shall be replicated, to the extent required, for any corporate authorization or power of attorney required under Mexican common or commercial law.

Section 4.10 The Mexican Investors. The Mexican Investors shall receive the Mexican Investor Stock (subject to the Specified Dilution), payable on the Effective Date, in exchange for the Mexican Investor Purchase Amount, the agreement to comply with the Mexican Investor Covenants and related benefits to be made available to the Company by the Mexican Investors. The Mexican Investor Stock shall be issued on the Effective Date to the Mexican Investors, and the Mexican Investor Stock shall be allocated to the Mexican Investors according to an allocation schedule acceptable to the Mexican Investors.

The Mexican Investor Stock shall be subject to the below requirements (the “Transfer Requirements”), which shall expire on the Fifth Anniversary of the Effective Date:

(a) The Mexican Investor Stock may be transferred to the extent that, as determined by the independent and disinterested directors of the New Board: (i) the transfer is to or among the Mexican Investors or to Mexican persons that are considered Mexican investors pursuant to Mexican law regarding foreign ownership, have a recognized good reputation in Mexico and are solvent; and (ii) the requirements of Article Seventh of the bylaws of Reorganized Grupo Aeroméxico are satisfied; provided, for the avoidance of doubt, the Mexican Investors that are members of the Board of Directors shall recuse themselves from any Board of Directors deliberations and decisions related to such determination; and provided further, that such transfer must be made with the consent of Delta, such consent not to be unreasonably withheld or delayed.

(b) In the event that Mexican Investors sell control of or otherwise transfer the Mexican Investor Stock in contravention of the Transfer Requirements set forth herein prior to the fifth anniversary of the Effective Date, the breaching Mexican Investor, individually and not jointly, shall pay the Company a penalty of $20 million.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Each Mexican Investor shall perform the below Mexican Investor Covenants during the Covenant Term:

(a) Participation. So long as a Mexican Investor has the power to appoint himself as a member of the New Board and is a member of the New Board, subject to the granting of New Board designation rights, participate as a full voting member (including attending scheduled and special meetings) of the New Board and any other board of directors (or other relevant governing body) positions to which a Mexican Investor may be appointed in service to the Company in setting overall objectives, designing long term strategy, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on New Board committees, and reviewing management performance within the scope of their duties as a member of the New Board or applicable committee.

(b) Public and Government Relations. Provide public relationship assistance to the Company and serve as a liaison with other third-party companies and institutions as mutually agreed; the Mexican Investor shall apply their best efforts to promote, ensure and maintain the continuity of the business.

(c) Advice and Assistance. Advise and assist the Company, providing and substantially devoting their entrepreneurial, professional and financial experience and relationships to the benefit of the Company.

(d) Support. Support the resolutions of the New Board and the shareholders when duly approved and abstain from hindering their implementation and/or entering into arrangements with third parties that would obstruct or contravene such decisions.

(e) Non-Compete. During the Covenant Term, subject to customary carve-outs for passive investments, each Mexican Investor shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with the Company’s Business for the Mexican Investor’s own benefit or for the benefit of any person or entity, other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, stockholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business. In the event of a material default of the non-compete covenants, the breaching Mexican Investor, individually and not jointly, shall pay the Company a penalty of $20 million.

(f) Other. Mutually comply with customary provisions of existing agreements between the Company and members of the Board of Directors and renewed or revised versions thereof, including the following: other activities, no conflict, director fees, expense reimbursement and benefits, indemnification, nondisclosure, and non-solicitation.

Section 4.11 PLM Stock Participation Transaction. (a) In addition to the following, further details regarding the PLM Stock Participation Transaction will be set forth in the Plan Supplement.

(b) The Plan and the Confirmation Order shall authorize (but not direct the Debtors’ entry into) the PLM Stock Participation Transaction pursuant to section 363 of the Bankruptcy Code under the terms and conditions of the PLM Stock Participation Transaction Documents. As a result of the PLM Stock Participation Transaction, PLM will become a wholly owned subsidiary of Reorganized Grupo Aeroméxico.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(c) Subject to and in connection with the occurrence of the Effective Date, Grupo Aeroméxico, Aerovías, PLM and Aimia shall be authorized to take all such actions as may be necessary or appropriate to effect the PLM Stock Participation Transaction on the terms and subject to the conditions to be set forth in the PLM Stock Participation Transaction Documents. Without limiting the generality of the immediately preceding sentence, upon the satisfaction or waiver of each of the conditions set forth in Section 9.01 of the Plan and the applicable conditions of the PLM Stock Participation Transaction Documents, on the Effective Date, Grupo Aeroméxico, Aerovías, PLM and Aimia shall be authorized to take or cause to be taken all actions, including making appropriate filings or recordings, that may be required by applicable law in connection with the PLM Stock Participation Transaction.

(d) In the event of any conflict whatsoever between the terms of the Plan and the PLM Stock Participation Transaction Documents with respect to the PLM Stock Participation Transaction, the terms of the PLM Stock Participation Transaction Documents shall control, and the Plan shall be deemed to incorporate in their entirety the terms, provisions and conditions of the PLM Stock Participation Transaction Documents.

Section 4.12 New Corporate Governance Documents. (a) The Required Equity Commitment Parties, the Mexican Investors, the Debtors, Apollo and Delta shall use commercially reasonable efforts to determine the substance of New Corporate Governance Documents which are mutually acceptable to the Required Equity Commitment Parties, the Mexican Investors, the Debtors, Apollo and Delta, and in compliance with Mexican law. Such New Corporate Governance Documents shall permit among other things, Mexican trusts and special purpose vehicles to participate in the capital stock of Reorganized Grupo Aeroméxico.

(b) On or immediately before the Effective Date, Reorganized Grupo Aeroméxico shall obtain, if necessary and applicable, authorization from the General Direction of Foreign Investment of the Ministry of Economy regarding the New Corporate Governance Documents (including any bylaw amendment of Reorganized Grupo Aeroméxico) and/or other applicable authorities in its jurisdiction of incorporation in accordance with the applicable laws of its respective jurisdiction of incorporation, to the extent required for such New Corporate Governance Documents to become effective. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Corporate Governance Documents will prohibit the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; provided, however, that any such restriction will not apply to non-voting shares required to be issued pursuant to Mexican Foreign Investment Law. After the Effective Date, Reorganized Grupo Aeroméxico may amend and restate its New Corporate Governance Documents and constituent documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

(c) The bylaws of Reorganized Grupo Aeroméxico shall continue to provide, with requisite government authorization, if any, that foreign investment, including neutral investment, shall never represent more than 90% of the total equity, and any foreign investor not considered a Mexican Person shall never vote more than 49% of the total voting outstanding shares with respect to those matters currently set forth in the bylaws of Grupo Aeroméxico and in accordance with the Mexican Foreign Investment Law, and shall, in any event, comply with the terms of the DIP Credit Agreement, the Shareholder Support Agreement, the Equity Financing Commitment Letter, the Term Sheet and the Subscription Agreement.

(d) The bylaws of Reorganized Grupo Aeroméxico shall continue to provide for a 2/3 shareholder supermajority vote for approval of major matters and extraordinary transactions, but Article Thirty Fifth-BIS of said bylaws shall be amended to require first, before a major matter or extraordinary transaction can be referred to a supermajority shareholder vote, that such major matter or extraordinary transaction must be approved by a 2/3 supermajority vote of the New Board.

(e) The bylaws of Reorganized Grupo Aeroméxico shall provide that so long as Delta remains a strategic partner of Reorganized Grupo Aeroméxico, Delta shall have the right to designate two directors to the New Board.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 4.13 Directors and Officers. (a) On the Effective Date, the terms of the current members of the board of directors of each of the Debtors shall expire, unless such member is selected as a member of the New Board in accordance with the terms of the Equity Financing Commitment Letter, the Term Sheet and the Subscription Agreement, as applicable. The Equity Financing Commitment Parties and Apollo shall use all commercially reasonable efforts to determine corporate governance mutually acceptable to the Required Equity Commitment Parties, Delta, the Mexican Investors and Apollo, including the size and composition of the New Board and its committees, which New Board composition shall comply with applicable Mexican law. In addition, so long as Delta remains a strategic partner of the Company, Delta shall have the right to designate two directors to the New Board. The members of the New Board shall be determined in accordance with the terms of the Equity Financing Commitment Letter, the Term Sheet and the Subscription Agreement, as applicable, (subject to any applicable required prior approval by each General Ordinary Shareholders Meeting of Grupo Aeroméxico and the board of each other Debtor, individually) and shall be set forth in the Schedule of Directors and Officers.

(b) The New Board will consist of 13 members, of which a majority shall be Mexican Persons. Subject to continuing compliance with Mexican law, the composition of the New Board shall initially be as follows:

•	4 directors designated by the Mexican Investors;

•	2 directors designated by Delta;

•	1 director will be designated by the Mexican Pension Fund;

•	2 directors will be designated by Apollo;

•

2 directors shall be designated jointly by the BSPO Investors and the Noteholder Investors, the allocation of which shall be determined as among the BSPO Investors and the Noteholder Investors. Directors of the New Board to be designated by the BSPO Investors and the Noteholder Investors shall have significant airline industry experience and shall not be investment professionals of any of the BSPO Investors or the Noteholder Investors. After entry of the Approval Order, a professional search firm of international standing selected by the BSPO Investors and the Noteholder Investors, in consultation with Delta, will be engaged at the Company’s sole expense to identify director candidates from which the BSPO Investors and the Noteholder Investors, jointly and in consultation with Delta, will select such directors; and

•

2 directors shall be the Chair of the New Board, who is, as of the Effective Date, Javier Arrigunaga Gómez del Campo, and the Chief Executive Officer of Grupo Aeroméxico, who is as of the Effective Date Andrés Conesa Labastida. In the event of a vacancy for any reason, future appointments of both the Chair of the New Board and the Chief Executive Officer of Reorganized Grupo Aeroméxico shall be selected by Delta, Apollo, the BSPO Investors, the Noteholder Investors and the Mexican Investors, subject to the requisite shareholder votes;

The Executive Committee of the New Board shall be chaired by Eduardo Tricio Haro and shall include 1 Delta director, 1 Apollo director and 1 director designated jointly by the BSPO Investors and the Noteholder Investors. The Compensation Committee shall be chaired by Antonio Cosio Pando and include 1 Delta director, 1 Apollo director, and 1 director jointly designated by the BSPO Investors and the Noteholder Investors. For the avoidance of doubt, the respective roles and responsibilities of the Executive Committee and Compensation Committee will be established by the New Board.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(c) On the Effective Date, the officers and overall management structure of each of the Debtors, and all officers and management decisions with respect to each of the Debtors (and/or any of their direct or indirect subsidiaries), and affiliate transactions shall only be subject to the approval of their respective boards of directors (with the exception of those decisions reserved by law to the shareholder meeting). From and after the Effective Date, each director, officer or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Corporate Governance Documents and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

Section 4.14 Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and shall issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the PLM Stock Participation Transaction, the Statutory Equity Rights Offering, the Equity Financing, the Debt Financing, the New Corporate Governance Documents and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except for those expressly required under the Plan, it being understood that all such actions contemplated hereby shall be consistent in all respects with the Plan.

Section 4.15 Emergence Management Incentive Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Compensation Committee shall implement the MIP and the Management True-Up Payment.

Section 4.16 Sources of Consideration for Plan Distributions. The Debtors shall fund Plan Distributions with (a) the proceeds of the Equity Financing; (b) the proceeds of the Debt Financing; (c) Cash on hand; and (d) New Stock in Reorganized Grupo Aeroméxico. Each distribution and issuance referred to in this Article IV shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Section 4.17 Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Section 4.18 Tender Offer. Prior to the Confirmation Date and the date on which the General Ordinary and Extraordinary Shareholders Meeting is held, a third party vehicle reasonably acceptable to Delta, Apollo and the Required Equity Commitment Parties shall conduct a tender offer for all shares held by all existing shareholders of Grupo Aeroméxico, which shall be consummated prior to the Effective Date and, thus, before the consummation and effectiveness of the equity conversion and capital increase contemplated under the Plan, to the extent not prohibited by the Bankruptcy Code, at a price of Mex$0.01 (Mexican Pesos) per share on terms agreed by the Debtors and the Required Equity Commitment Parties (the “Tender Offer”).

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

ARTICLE V

PROVISIONS GOVERNING DISTRIBUTIONS

Section 5.01 Disbursing Agent. Except as otherwise provided in the Plan, the Disbursing Agent shall make all distributions required under this Plan, except with respect to a Holder of a Claim or Interest whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer for distribution to the Holders of Claims or Interests in accordance with the provisions of this Plan and the terms of the governing agreement. Plan Distributions on account of such Claims or Interests shall be deemed complete upon delivery to the appropriate Servicer; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions to the extent reasonably practicable to do so. The DIP Agent will be considered the Servicer for DIP Facility Claims other than DIP Reimbursement Claims and the Senior Notes Indenture Trustee will be considered the Disbursing Agent for Senior Notes Claims.

The Reorganized Debtors shall be authorized, without further Bankruptcy Court approval, to reimburse any Servicer for their reasonable and customary servicing fees and expenses incurred in providing postpetition services directly related to Plan Distributions. These reimbursements will be made on terms agreed to with the Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims or Interests, as applicable, receiving Plan Distributions from a Servicer.

Notwithstanding any provision of this Plan to the contrary, any distributions to a Holder of a Senior Notes Claim shall be made to or at the direction of the Senior Notes Indenture Trustee, which shall act as Disbursing Agent for distributions to such Holders in accordance with this Plan and the Senior Notes Indenture. The Senior Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, such distributions shall be subject in all respects to any rights of the Senior Notes Indenture Trustee to assert a charging lien against such distributions. The Senior Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with such respective Holders of Allowed Senior Notes Claims to the extent consistent with the customary practices of DTC; provided that, for the avoidance of doubt, any charging lien asserted by the Senior Notes Indenture Trustee shall attach to the property to be distributed in the same manner as if such distributions were made through the Senior Notes Indenture Trustee. All distributions to be made to Holders of Allowed Senior Notes Claims shall, to the extent eligible, be distributed through the facilities of DTC and as provided for under the Senior Notes Indenture.

Section 5.02 Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

The Disbursing Agent shall only be required to act and make Plan Distributions in accordance with the terms of the Plan, and shall have no liability for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or obligation or liability for Plan Distributions under the Plan to any party who does not hold an Allowed Claim or an Allowed Interest at the time of such distribution or who does not otherwise comply with the terms of the Plan; provided, however, that the foregoing shall not affect the liability that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, intentional fraud or criminal conduct of any such Person. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 5.03 Timing and Delivery of Plan Distributions.

(a) Timing

Subject to any reserves or holdbacks established pursuant to the Plan, and taking into account the matters discussed in Article III and Section 5.04 of the Plan, on the appropriate Distribution Date or as soon as practicable thereafter, Holders of Allowed Claims and Allowed Interests against the Debtors shall receive the distributions provided for Allowed Claims and Allowed Interests in the applicable Classes as of such date. Plan Distributions on account of General Unsecured Claims Allowed as of the Effective Date, other than on account of Senior Notes Claims and CEBURES Claims Allowed as of the Effective Date (for which distributions shall be made on or as soon as reasonably practicable after the Effective Date in accordance with the provisions below), shall be made on or as soon as reasonably practicable after the Initial Distribution Date.

If and to the extent there are Disputed Claims or Disputed Interests as of the Effective Date, distributions on account of such Disputed Claims or Disputed Interests (which will only be made if and when they become Allowed Claims or Allowed Interests, as applicable) shall be made pursuant to the provisions set forth in this Plan on or as soon as reasonably practicable after the next Distribution Date that is at least 20 calendar days after the Allowance of each such Claim or Interest; provided, however, that distributions on account of the Claims set forth in Article II of this Plan shall be made as set forth therein and Professional Fee Claims shall be made as soon as reasonably practicable after their Allowance. Because of the size and complexities of the Chapter 11 Cases, the Debtors at the present time cannot accurately predict the timing of the Final Distribution Date.

(b) De Minimis Distributions

Holders of Allowed Claims or Allowed Interests entitled to distributions of $50 or less shall not receive Plan Distributions, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VII of the Plan, and its Holder shall be forever barred pursuant to Article VII of the Plan from asserting that Claim or Interest against the Reorganized Debtors or their property. Cash that otherwise would be payable under the Plan to Holders of Allowed Claims or Interests but for this Section 5.03(b) of the Plan shall be available for distributions to Holders of other Allowed Claims or Interests.

(c) Delivery of Plan Distributions – Allowed Claims

Except as otherwise provided in the Plan, Plan Distributions shall only be made to the record holders of such Allowed Claims or Allowed Interests as of the Distribution Record Date. On the Distribution Record Date, at the close of business for the relevant register, all registers maintained by the Debtors, Disbursing Agent, mortgagees, other Servicers and each of the foregoing’s respective agents, successors and assigns shall be deemed closed for purposes of determining whether a Holder of such a Claim or Interest is a record holder entitled to distributions under this Plan. The Debtors, Reorganized Debtors, Disbursing Agent, mortgagees, other Servicers and all of their respective agents, successors and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from this Plan (or for any other purpose), any Claims or Interests that are transferred after the Distribution Record Date. Instead, they shall be entitled to recognize only those record holders set forth in the registers as of the Distribution Record Date, irrespective of the number of distributions made under this Plan or the date of such distributions. Furthermore, if a Claim or Interest other than one based on a publicly traded equity security, note, bond or debenture (as set forth in Bankruptcy Rule 3001(e)) is transferred 20 or fewer calendar days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only if the transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. For the avoidance of doubt, the Distribution Record Date shall not apply to the Senior Notes or any securities of the Debtors for which the distribution is to be made in exchange for such securities.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

If any dispute arises as to the identity of a Holder of an Allowed Claim or Allowed Interest that is entitled to receive a Plan Distribution, the Disbursing Agent or the Servicer, as applicable, may, in lieu of making such distribution to such person, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Subject to Bankruptcy Rule 9010, a distribution to a Holder of an Allowed Claim may be made by the Disbursing Agent, in its sole discretion: (i) to the address set forth on the first page of the Proof of Claim filed by such Holder (or at the last known addresses of such Holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (ii) to the address set forth in any written notice of an address change delivered to the Disbursing Agent after the date of any related Proof of Claim, (iii) to the address set forth on the Schedules filed with the Bankruptcy Court, if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of an address change, (iv) in the case of a Holder whose Claim is governed by an agreement and administered by a Servicer, to the address contained in the official records of such Servicer or (v) at the address of any counsel that has appeared in the Chapter 11 Cases on such holder’s behalf.

(d) Delivery of Plan Distributions – Allowed Senior Notes Claims and Allowed CEBURES Claims Subject to the provisions of Section 5.04 of this Plan, with respect to Holders of Allowed CEBURES Claims and Senior Notes Claims, distributions shall only be made to Holders of such Allowed Claims whose respective notes are entitled to receive such distributions in accordance with the provisions of this Section 5.03(d).

(i) Allowed Senior Notes Claims: With respect to the Senior Notes Claims, which are Allowed Claims pursuant to the Plan, the Disbursing Agent and the Debtors shall seek the cooperation of DTC to facilitate distributions to Holders in exchange for the Senior Notes. The Senior Notes Indenture Trustee shall have no duty or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to (A) seek the cooperation of DTC with respect to the exchange of the Senior Notes for the relevant Plan treatment on or as soon as reasonably practicable after the Effective Date, and (B) to the extent such distribution is comprised of the Grupo Aeroméxico New Stock Allocation and the Aerovías New Stock Allocation, seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of such stock directly to the relevant beneficial owners. For the avoidance of doubt, the Debtors or Reorganized Debtors, as applicable, shall not require completion of any reconciliation of Claims in Classes 3(a) or 3(b) prior to making distributions on account of the Senior Notes Claims.

(ii) Allowed CEBURES Claims: With respect to any Allowed Claim relating to CEBURES, the Disbursing Agent and the Debtors shall seek the cooperation of the common representative and other appropriate parties to facilitate distributions of the (A) Cash, or (B) Grupo Aeroméxico New Stock Allocation or Aerovías New Stock Allocation, as applicable, to the relevant holders of CEBURES in accordance with established procedures.

Any holder of an Allowed Claim relating to an Allowed CEBURES Claim or Allowed Senior Notes Claim who fails to complete any procedures established by the relevant Disbursing Agent accordance with this Section 5.03(d) within 180 calendar days after the Effective Date shall be deemed to have forfeited all rights and Claims in respect of such Claim and shall not participate in any Plan Distributions hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to Reorganized Grupo Aeroméxico, notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding the foregoing, this Section 5.03(d) shall not apply to any Claims Reinstated pursuant to the terms of this Plan.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 5.04 Manner of Payment under Plan. (a) At the option of the Debtors, any Cash payment to be made hereunder may be made by check, wire transfer or any other customary payment method.

(b) The Disbursing Agent shall make distributions of New Stock or Cash as required under the Plan on behalf of the applicable Reorganized Debtor. Where the applicable Reorganized Debtor is a subsidiary of Reorganized Grupo Aeroméxico, Reorganized Grupo Aeroméxico shall be deemed to have made a direct or indirect capital contribution to the applicable Reorganized Debtor of an amount of New Stock or Cash to be distributed to the Creditors of such Debtor, but only at such time as, and to the extent that, the amounts are actually distributed to Holders of Allowed Claims or Allowed Interests. Any distributions of New Stock or Cash that revert to Reorganized Grupo Aeroméxico or are otherwise canceled (such as to the extent any distributions have not been claimed within one year or are forfeited pursuant to Section 5.02) shall revest solely in Reorganized Grupo Aeroméxico, and no other Reorganized Debtor shall have (nor shall it be considered to ever have had) any ownership interest in such amounts.

Section 5.05 Allocation of Plan Distributions between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is based upon any obligation or instrument that is treated for federal income tax purposes as indebtedness of any Debtor and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

Section 5.06 No Postpetition or Default Interest on Claims. Unless otherwise provided for in the Plan or the Confirmation Order or required by the Bankruptcy Code, no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on any such Claim, or interest at the contract default rate, as applicable, or (b) penalties on any Claim. Any such interest or penalty component of any such Claims, if Allowed, shall be paid only in accordance with section 726(b) of the Bankruptcy Code.

Section 5.07 Foreign Currency Exchange Rate. As of the Effective Date, any General Unsecured Claim or Interest asserted in Mexican pesos shall be automatically deemed converted using the applicable conversion rate in place on the Petition Date determined by the Banco de México (The Central Bank of Mexico) as published in the Diario Oficial de la Federación (Federal Gazette of the Federation) on the Petition Date, in accordance with the Bar Date Order. As of the Effective Date, any General Unsecured Claim or Interest asserted in a currency other than U.S. dollars and Mexican pesos shall be automatically deemed converted—by first converting any such General Unsecured Claim or Interest to Mexican pesos and then converting each such Claim from Mexican pesos to United States dollars—based on the applicable conversion rate in place on the Petition Date from Banco de México (The Central Bank of Mexico).

Section 5.08 Fractional Shares. Notwithstanding any other provision in this Plan to the contrary, no fractional shares of New Stock will be issued or distributed under this Plan. The actual distribution of shares of New Stock on the applicable Distribution Date will be rounded to the next higher or lower whole number as follows: (i) fractions less than one-half (1/2) shall be rounded to the next lower whole number and (ii) fractions equal to or greater than one-half (1/2) shall be rounded to the next higher whole number. If two or more Holders are entitled to equal fractional entitlements and the number of Holders so entitled exceeds the number of whole shares, as the case may be, which remain to be allocated, the Debtors shall allocate the remaining whole shares to such Holders by random lot or such other impartial method as the Debtors deem fair, in the Debtors’ sole discretion. No consideration will be provided in lieu of fractional shares that are rounded down. Upon the allocation of all of the whole New Stock authorized under this Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 5.09 Undeliverable Plan Distributions and Unclaimed Property. If any Plan Distribution is returned as undeliverable or is otherwise unclaimed, no further distributions to the applicable Holder of an Allowed Claim or Allowed Interest shall be made unless and until the Disbursing Agent or appropriate Servicer is notified in writing of such Holder’s then-current address, at which time the undelivered Plan Distribution shall be made to such Holder without interest or dividends. Undeliverable Plan Distributions shall be returned to the Reorganized Debtors until such Plan Distributions are claimed. Any Holder of an Allowed Claim or Allowed Interest that does not claim an undeliverable or unclaimed Plan Distribution within 180 calendar days after the date such Plan Distribution was returned undeliverable shall be deemed to have forfeited its Claim or Interest for such undeliverable or unclaimed Plan Distribution and shall be forever barred and enjoined from asserting any such Claim or Interest for an undeliverable or unclaimed Plan Distribution against the Debtors, the Reorganized Debtors, the Disbursing Agent and each of the foregoing’s respective agents, attorneys, representatives, employees or independent contractors and/or any of its or their property. Nothing contained in the Plan shall require the Reorganized Debtors or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim or Allowed Interest.

All title to and all beneficial interests in the Cash relating to such undeliverable or unclaimed Plan Distribution, including any dividends or interest attributable thereto, shall automatically revert to the Reorganized Debtors. The reversion of such Cash shall be without need for a further order by the Bankruptcy Court and shall be free of any restrictions thereon notwithstanding any federal or state escheat laws to the contrary.

Any Plan Distribution of New Stock under this Plan on account of an Allowed Claim or Allowed Interest relating to such undeliverable or unclaimed Plan Distribution shall be deemed forfeited and such New Stock shall be canceled notwithstanding any state, federal, foreign or other escheat or similar laws to the contrary without need for a further order by the Bankruptcy Court, and the entitlement by the Holder of such unclaimed Allowed Claim to such Plan Distribution or any subsequent Plan Distribution on account of such Allowed Claim shall be extinguished and forever barred. Any Voucher issued or other consideration granted under the Plan on account of an Allowed Customer Claim relating to any such undeliverable or unclaimed Plan Distribution shall be deemed forfeited and such Voucher or other consideration shall be canceled without need for a further order by the Bankruptcy Court, and the entitlement by the Holder of such unclaimed Allowed Customer Claim to such Plan Distribution or any subsequent Plan Distribution on account of such Allowed Customer Claim shall be extinguished and forever barred.

Section 5.10 Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be Disallowed without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor.

To the extent a Holder of a Claim receives a distribution on account of a Claim and also receives payment (before or after the Effective Date) from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 30 calendar days of receipt thereof, repay and/or return the distribution to the Reorganized Debtors, to the extent such Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the 30-day period specified above until the amount is repaid.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(b) Claims Payable by Third Parties.

To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled consistent with the applicable Insurance Policies), then immediately upon such Insurers’ satisfaction, such Claim may be expunged (to the extent of any agreed-upon satisfaction) on the official claims register by the Claims and Solicitation Agent without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

Section 5.11 Setoffs and Recoupments. The Debtors and Reorganized Debtors may, but shall not be required to, setoff or recoup against any Claim and any distribution to be made on account of such Claim, any and all claims, rights and Causes of Action of any nature whatsoever (to the extent permitted by applicable law) that the Debtors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may have against the Holder of such Claim.

Section 5.12 Withholding and Reporting Requirements.

(a) Withholding Rights. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. All Holders of Claims or Interests shall be required to provide any information necessary to allow the Reorganized Debtors and the Disbursing Agent to comply with all withholding, payment and reporting requirements with respect to such taxes. The Reorganized Debtors and the Disbursing Agent reserve the right to withhold the full amount required by law on any distribution on account of any Holder of an Allowed Claim or an Allowed Interest that fails to timely provide to the Reorganized Debtors and the Disbursing Agent the required information. The Reorganized Debtors reserve the right to allocate all Plan Distributions in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to this Section 5.12 shall be treated as if distributed to the Holder of the Allowed Claim or Allowed Interest.

(b) Obligation. Notwithstanding the above, each Holder of an Allowed Claim or Allowed Interest that is to receive a Plan Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding and other tax obligations, on account of such Plan Distribution.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

ARTICLE VI

DISPUTED CLAIMS OR INTERESTS

Section 6.01 Objections to Claims or Interests. (a) After the Effective Date, except as otherwise provided in the Plan, objections to Claims against or Interests in the Debtors may be interposed and prosecuted only by the Reorganized Debtors; provided, however, that the Reorganized Debtors shall not be entitled to object to any Claim or Interest that has been expressly allowed by Final Order or under the Plan. Except as otherwise provided in Article II of the Plan with respect to Administrative Expense Claims, any objections to Claims or Interests shall be served on the respective Holders of such Claims or Interests and filed with the Bankruptcy Court (a) on or before one year following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a Holder of such Claim or Interest or (b) on such later date as may be fixed by the Bankruptcy Court (which, for the avoidance of doubt, may be extended one or more times by the Bankruptcy Court). For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

(b) Any Claims filed after the applicable Bar Date (including, for the avoidance of doubt and without limitation, the Administrative Bar Date) shall be Disallowed and forever barred, estopped and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to, or action, order or approval of, the Bankruptcy Court.

(c) Claims or Interest objections filed before, on or after the Effective Date shall be filed, served and administered in accordance with the Claims Objection and Settlement Procedures Order, which shall remain in full force and effect; provided, however, that, on and after the Effective Date, filings and notices need only be served on the relevant claimants and otherwise as required by the Case Management Order.

(d) Any Claim or Interest that (i) is duplicative or redundant with another Claim against the same Debtor or another Debtor, (ii) has been paid or satisfied, or (iii) has been amended or superseded, cancelled, withdrawn or otherwise expunged (including pursuant to the Plan), may be adjusted or expunged (including on the register of claims maintained by the Claims and Solicitation Agent, to the extent applicable) by the Claims and Solicitation Agent, at the direction of the Reorganized Debtors, without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

Section 6.02 Resolution of Disputed Claims or Interests. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims or Interests and to compromise, settle or otherwise resolve any Disputed Claims or Interests without notice to or approval by the Bankruptcy Court or any other party; provided that any such compromise, settlement, resolution or withdrawal is consistent with the terms of the Approval Order and the Supplemental Customer Programs Order.

Section 6.03 Estimation of Claims. The Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date) may determine, resolve and otherwise adjudicate Contingent Claims, Unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ choice having jurisdiction over the validity, nature or amount thereof. The Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any such Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, such estimated amount shall constitute either the Allowed amount of such Claim, the amount used to determine the Disputed Claims

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Cap or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If such estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date), may elect to pursue any supplemental proceeding to object to any ultimate distribution on account of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the Holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

Section 6.04 Payments and Distributions with Respect to Disputed Claims or Interests.

(a) No Distributions Pending Allowance. Notwithstanding any other provision in the Plan, no payments or distributions shall be made with respect to a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Interest has become an Allowed Claim or Allowed Interest.

(b) No Postpetition Interest or Penalties on Disputed Claims. Interest and penalties shall not accrue or be paid upon any Disputed Claim with respect to the period from the Effective Date to the date a Plan Distribution is made thereon, if and when such Disputed Claim becomes an Allowed Claim.

(c) Disputed Claims Process.

On the Initial Distribution Date, the Reorganized Debtors shall make the Plan Distributions on account of the Allowed portion of a Claim (if any) that is a Disputed Claim. The Reorganized Debtors shall determine the maximum amount of New Stock and Cash to be distributed to the Holders of the Disputed Claims based on the Disputed amounts of Disputed Claims and as provided for in the Plan (the “Disputed Claims Cap”). As Disputed Claims are resolved by a Final Order or agreed to by settlement in accordance with Section 6.02 hereof, the Reorganized Debtors shall distribute (i) the Cash and New Stock that would have been received on the Initial Distribution Date by Holders of Disputed Claims if the such Disputed Claims were Allowed under the Plan (the “Disputed Claim Plan Recovery”) or (ii) if agreed by the Debtors, Required Equity Commitment Parties and the Required Claimholder Investors, Cash in a value equal to the Disputed Claim Plan Recovery; in each case net of any expenses, including any taxes relating thereto or reserves for estimates thereof, as determined by the Debtors in their sole discretion. Such amounts will be distributable on account of such Claims or Interests, solely to the extent such amounts do not exceed the Disputed Claims Cap. The Reorganized Debtors shall have no liability for any taxes imposed in respect of the Disputed Claims Process in the event that the Disputed Claims Process is treated as a “disputed ownership fund” for U.S. tax purposes. No interest or dividends (or any similar distributions in respect of the New Stock) will be paid with respect to any Disputed Claim that becomes an Allowed Claim after the Effective Date. Any New Stock and/or Cash to account for Disputed Claims that remains after the Final Distribution Date shall be promptly distributed to holders to Allowed General Unsecured Claims Pro Rata, in proportion to the Class-specific allocations provided for in the Plan.

(d) Distributions after Allowance.

To the extent that a Disputed Claim or Interest becomes an Allowed Claim or Interest after the Effective Date, the Disbursing Agent will, subject to the Disputed Claims Cap, distribute to the Holder thereof the distribution, if any, to which such Holder is entitled under the Plan in accordance with Section 5.03(a) of this Plan.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 6.05 No Amendments to Claims. A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors and the Holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, the Claims Objection and Settlement Procedures Order, or applicable non-bankruptcy law. On or after the Confirmation Date, the Holder of a Claim (other than a Professional Fee Claim) must obtain prior authorization from the Bankruptcy Court or the Debtors to file or amend a Claim. Any new or amended Claim (other than Claims filed by the Rejection Damages Bar Date that are related to Executory Contracts or Unexpired Leases rejected pursuant to this Plan or an order of the Bankruptcy Court) filed after the Confirmation Date without such prior authorization will not appear on the register of claims maintained by the Claims and Solicitation Agent and will be deemed Disallowed in full and expunged without any action required of the Debtors or the Reorganized Debtors and without the need for any court order.

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 7.01 Assumption and Rejection of Executory Contracts and Unexpired Leases. (a) As of and subject to the occurrence of the Effective Date, all Executory Contracts and Unexpired Leases to which any Debtor is a party shall be deemed assumed by the applicable Debtor, except for any Executory Contract or Unexpired Lease (i) whose assumption or rejection has previously been approved pursuant to a Final Order of the Bankruptcy Court, (ii) that is specifically identified on the Schedule of Rejected Contracts, (iii) that is the subject of a separate assumption or rejection motion filed by the Debtors under section 365 of the Bankruptcy Code pending on the Effective Date, (iv) that is the subject of a Contract Dispute pending on the Effective Date, (v) that has previously expired or terminated pursuant to its own terms, or (vi) that is being otherwise treated pursuant to the Plan. The Debtors reserve the right to modify the treatment of any particular Executory Contract or Unexpired Lease pursuant to the Plan. Furthermore, notwithstanding anything to the contrary in the Plan, the Debtors may alter, amend, modify or supplement the Schedule of Rejected Contracts and assume, assume and assign, or reject Executory Contracts and Unexpired Leases at any time prior to the Effective Date or, with respect to any Executory Contract or Unexpired Lease subject to a Contract Dispute that is resolved after the Effective Date, within 30 days following entry of a Final Order of the Bankruptcy Court resolving such Contract Dispute. To the extent that the effectiveness of an assumption of an Executory Contract or Unexpired Lease under Section 7.01(a)(i) or 7.01(a)(iii) hereof has not occurred on or prior to the Effective Date, such Executory Contract or Unexpired Lease shall be assumed solely in accordance with the applicable order of the Bankruptcy Court approving such assumption; provided, that for any Executory Contract or Unexpired Lease subject to a stipulation entered into by the parties and approved by the Bankruptcy Court during the Chapter 11 Cases, the relevant “Stipulation Period” under and as defined in such stipulation shall, upon agreement between the Debtors and the counterparty(ies) to such Executory Contract or Unexpired Lease, be extended until the earliest to occur of (i) the effectiveness of the assumption of such Executory Contract or Unexpired Lease or (ii) the date the Executory Contract or Unexpired Lease is rejected by the Debtors or the Stipulation Period is terminated by the counterparty(ies) to such Executory Contract or Unexpired Lease (and, in each case to the extent applicable, any related equipment is made available for return to the counterparty(ies)) in accordance with the relevant stipulation.

(b) Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount and the resolution of any Contract Dispute, the entry of the Confirmation Order shall constitute approval of the rejections, assumptions and assumptions and assignments provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated herein or provided in a separate order of the Bankruptcy Court, rejections, assumptions and assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan or by order of the Bankruptcy Court shall vest in and be fully enforceable by the applicable Debtor, in each case in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(c) Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such Executory Contract or Unexpired Lease, without regard to whether such agreement, instrument or other document is listed in an Assumption Notice.

Section 7.02 Determination of Contract Disputes and Deemed Consent. (a) The Debtors shall serve Assumption Notices in accordance with the Approval Order. If a counterparty to an Executory Contract or Unexpired Lease receives an Assumption Notice, but such Executory Contract or Unexpired Lease is not listed therein, or does not receive such a notice, the proposed Cure Amount for such Executory Contract or Unexpired Lease shall be deemed to be zero dollars ($0).

(b) Any counterparty to an Executory Contract or Unexpired Lease shall have the time prescribed in the Approval Order to object to (i) the Cure Amount identified on the Assumption Notice, (ii) the ability of the applicable Debtor or its assignee to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) and (iii) any other matter pertaining to assumption or assumption and assignment of such Executory Contract or Unexpired Lease on the terms set forth in the Plan and such Assumption Notice.

(c) To the extent a Contract Dispute is asserted in an objection filed in accordance with the procedures set forth in the Assumption Notice and the Debtors are unable to resolve the Contract Dispute relating solely to the amount of a Cure Claim prior to the Confirmation Hearing, such Contract Dispute may be scheduled to be heard by the Bankruptcy Court after the Confirmation Hearing (an “Adjourned Cure Dispute”); provided, that the Reorganized Debtors may settle any Adjourned Cure Dispute after the Effective Date without any further notice to any party or any action, order, or approval of the Bankruptcy Court. Following resolution of a Contract Dispute by Final Order of the Bankruptcy Court, or agreement by the Debtors or the Reorganized Debtors, as applicable, and the applicable contract counterparty, the applicable Executory Contract or Unexpired Lease shall be deemed assumed or assumed and assigned effective as of the Effective Date, subject to the Debtors’ right to reject such Executory Contract or Unexpired Lease at any time prior to the Effective Date or, if any Contract Dispute is resolved after the Effective Date, within 30 days following entry of such Final Order of the Bankruptcy Court resolving the applicable Contract Dispute.

(d) [RESERVED].

(e) To the extent an objection is not timely filed and properly served on the Debtors with respect to a Contract Dispute, then the counterparty to the applicable contract or lease shall be deemed to have assented to (i) the Cure Amount proposed by the Debtors and (ii) the assumption or assumption and assignment of such contract or lease on the terms set forth in the Plan and the Assumption Notice, notwithstanding any provision of the applicable contract or lease that (A) prohibits, restricts or conditions the transfer or assignment of such contract or lease or (B) terminates or permits the termination of such contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change in the ownership or control as contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan.

(f) With respect to payment of any Cure Amounts or resolution of Contract Disputes, the Debtors shall not have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Cure Claim.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 7.03 Payments Related to Assumption of Contracts and Leases. (a) Subject to resolution of any Contract Dispute, any Cure Claim shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, and reduce the Disputed Claims Cap or in the ordinary course of business upon assumption thereof.

(b) Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption or assumption and assignment. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that have been assumed shall be deemed Disallowed and expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person.

Section 7.04 Rejection Claims. In the event that the rejection of an Executory Contract or Unexpired Lease by any of the Debtors herein results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or their Estates, properties or interests in property, unless a Proof of Claim is filed with the Bankruptcy Court and served upon the Debtors no later than 30 days after the entry of the order of the Bankruptcy Court (including the Confirmation Order) authorizing the rejection of such Executory Contract or Unexpired Lease. Any such Claim shall be classified in accordance with the classification of Claims set forth in Article III of the Plan. The Confirmation Order shall constitute the Bankruptcy Court’s authorization of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts, subject to the rights of the Debtors or Reorganized Debtors to modify or amend such schedule pursuant to the terms of Section 7.02.

Section 7.05 Delta JCA. The Delta JCA and all implementing agreements that have been executed prior to the Effective Date shall be deemed automatically assumed by the applicable Debtor Entity on the Effective Date. In exchange for the assumption, amendment, and extension of the Delta JCA and the entry into the Delta Service Agreement, Delta shall receive the Delta Contract Fee on the Effective Date. In addition, any or all portions of the Delta Prepetition Claims shall be Allowed and satisfied in accordance with the Plan. Any distributions of New Stock on account of such Delta Prepetition Claims shall be in addition to the Delta Ownership Interest.

Section 7.06 Club Premier Agreements. Pursuant to and in accordance with section 365 of the Bankruptcy Code, on the Effective Date, and concurrent with the PLM Stock Participation Transaction, the Reorganized Debtors shall assume the Club Premier Agreements. Other than the Reorganized Debtors’ assumption of the Club Premier Agreements, consummation of the PLM Stock Participation Transaction, and/or as provided in the PLM Stock Participation Transaction Documents, the Club Premier Agreements shall otherwise remain unaffected by the Chapter 11 Cases. Upon the Effective Date, the Debtors shall pay $0.00 to PLM in satisfaction of (i) the Debtors’ obligation to cure any defaults under the Club Premier Agreements in accordance with section 365(b)(1)(A) of the Bankruptcy Code and (ii) subject to and upon consummation of the PLM Stock Participation Transaction, all PLM Prepetition Claims.

Section 7.07 Restructured Collective Labor Agreements. The Collective Bargaining Agreements, which contain new labor conditions with ASPA, ASSA, STIA and Independencia shall be deemed automatically assumed by the applicable Debtor Entity on the Effective Date pursuant to the terms of the Bankruptcy Protection Covenant and the Labor Conditions Order.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 7.08 Post-Petition Aircraft Agreements. Subject to the Debtors’ right to terminate or reject any Post-Petition Aircraft Agreement prior to the Effective Date pursuant to the terms of such Post-Petition Aircraft Agreement: (i) each Post-Petition Aircraft Agreement shall remain in place after the Effective Date, (ii) the Reorganized Debtors shall continue to honor each such Post-Petition Aircraft Agreement according to its terms and (iii) to the extent any Post-Petition Aircraft Agreement requires the assumption by the Debtors of such agreement, each such Post-Petition Aircraft Agreement shall be deemed assumed as of the Effective Date; provided, however, that the foregoing clause (iii) shall not be deemed or otherwise interpreted as an assumption by the Debtors of any agreement or obligation that is not a Post-Petition Aircraft Agreement; provided further that nothing herein shall limit the Debtors’ right to terminate such contracts in accordance with the terms thereof.

Section 7.09 Employee-Related Agreements. Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the New Board under the Reorganized Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (a) amend, adopt, assume and/or honor in the ordinary course of business any contracts, agreements, policies, programs and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans (but not equity or equity based compensation plans), retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity from and after the Petition Date and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Section 7.10 Customer Programs. (a) The Debtors and the Reorganized Debtors shall be authorized to perform and honor their prepetition obligations related to Customer Claims in accordance with the Customer Claims Procedures, the Customer Programs Order and the Supplemental Customer Programs Order.

(b) The Debtors may continue, renew, replace, implement new, and/or terminate Customer Programs as they deem appropriate, in each case pursuant to the relief granted in the Customer Programs Order and the Supplemental Customer Programs Order, in the ordinary course of business and without further application to the Court.

(c) As authorized by the Supplemental Customer Programs Order, Customer Claims shall be provided treatment as set forth in Class 5 and the Customer Claims Procedures, and are Unimpaired hereunder. As provided in the Supplemental Customer Programs Order and the Customer Claims Procedures, each Customer Claim (i) filed after the Bar Date (ii) that is duplicative or redundant with another Customer Claim against the same Debtor or another Debtor, (iii) that has been paid or satisfied with a Voucher or otherwise, or (iv) that has been amended or superseded, cancelled, withdrawn or otherwise expunged, may be adjusted or expunged (including on the register of claims maintained by Claims and Solicitation Agent, to the extent applicable) by Claims and Solicitation Agent, at the direction of the Debtors, without further notice or application with the Court.

Section 7.11 Indemnification Provisions. On and as of the Effective Date, the Indemnification Obligations will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, Disputed or undisputed, matured or unmatured,

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ Indemnification Obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

Section 7.12 Insurance Policies. Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Documents, the Confirmation Order, any bar date notice or Claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction, grants a discharge, injunction or release, or requires a party to opt out of any releases):

(a) Each of the Debtors’ Insurance Policies, and any agreements, documents or instruments relating thereto, are treated as Executory Contracts under the Plan and, on the Effective Date, the Debtors shall be deemed to have assumed, pursuant to sections 105 and 365 of the Bankruptcy Code, all Insurance Policies such that the Reorganized Debtors shall become and remain liable in full for all of their and the Debtors’ obligations under the Insurance Policies, regardless of whether such obligations arise before or after the Effective Date;

(b) Except as set forth in Section 7.12 of the Plan, nothing (1) alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (2) alters or modifies the duty, if any, that the Insurers have to pay Claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor; provided, that, for the avoidance of doubt, Insurers shall not need to nor be required to file or serve a cure objection or a request, application, Claim, Proof of Claim or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims; and

(c) The injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (1) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (2) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (3) the Insurers to cancel any Insurance Policies, and take other actions relating to the Insurance Policies (including effectuating a setoff), to the extent permissible under applicable non-bankruptcy law and the terms of the Insurance Policies.

Section 7.13 Director, Officer, Manager and Employee Liability Insurance. On the Effective Date, pursuant to sections 105 and 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

After the Effective Date, except as authorized by the New Board (provided, the New Board shall not reduce coverage under any “tail policy”), none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers or employees remain in such positions after the Effective Date, subject to the terms and conditions of such D&O Liability Insurance Policies. Directors and officers shall be exculpated and indemnified by the Debtors and Reorganized Debtors to the extent of such insurance.

On and after the Effective Date, upon approval of the New Board, each of the Reorganized Debtors shall be authorized to purchase, at their sole discretion and pursuant to their business judgment and ordinary course of business, any and all directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers and managers in the ordinary course of business.

Section 7.14 Reservation of Rights. (a) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall prejudice the Debtors with respect to any contract or lease, including whether such contract or lease may be assumed or rejected, or constitute a determination that the Debtors have any liability thereunder.

(b) Nothing in this Plan shall increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors under any Executory Contract or non-Executory Contract or Unexpired Lease or expired lease.

(c) If there is a dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease at the time of its assumption under this Plan, the Debtors shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VIII

EFFECT OF CONFIRMATION

Section 8.01 Compromise and Settlement of Claims, Interests and Controversies. Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of this and all other such Claims, interests and controversies, as well as a finding by the Bankruptcy Court that such compromises or settlements are in the best interest of the Debtors, their Estates and Holders of Claims and Interests and are fair, equitable and reasonable. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to, or action, order or approval of, the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities. For the avoidance of doubt, the Apollo Settlement Consideration shall be in full and final satisfaction, settlement, release, and discharge of and in exchange for Apollo’s Tranche 2 DIP Facility Claims, including all PIK interest and the Conversion Exit Fee effective as of the Effective Date.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 8.02 Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan and any transactions contemplated hereunder shall bind every Holder of a Claim against or Interest in any Debtor and inure to the benefit of, and be binding on, such Holder’s respective successors and assigns, regardless of whether the Claim or Interest of such Holder is Impaired under this Plan or whether such Holder has accepted this Plan.

On the Effective Date, any Holder of a Claim or Interest that is entitled to receive or who receives a Plan Distribution shall be deemed to have waived all rights and remedies under any non-U.S. jurisdiction’s laws (including, without limitation, Mexican law) to receive any further distributions or recoveries for such Claim or Interest, and such Plan Distribution shall be the sole distribution that such Holder shall receive in any jurisdiction on account of such Claim or Interest, which shall be deemed as fully paid to the fullest extent permitted by any applicable law, including Mexican law.

Section 8.03 Vesting of Assets. Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan, the Equity Financing, the Debt Financing and/or Statutory Equity Rights Offering or the PLM Stock Participation Transaction, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances as set forth in Section 8.04. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Section 8.04 Release of Liens. Except (i) with respect to Liens securing obligations under (a) the New First Lien Notes, (b) the Secured CEBURES and (c) the Aircraft Financings, or (ii) as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan or the Confirmation Order, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, discharged and compromised, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors or the Reorganized Debtors, as applicable, (except for any filing, registration or submission before any Governmental agency, dependency or authority, as the case may be, but always under the authority to release Liens herein granted) and all rights, titles and interests of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns. The Reorganized Debtors shall be authorized to file any necessary or desirable documents to evidence such release in the name of the party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges or other security interests.

Section 8.05 Releases. The releases of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims or Interests, constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims or Interests, are fair, equitable, reasonable and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the release, indemnification and exculpation provisions set forth in the Plan (a) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(e) of title 28 of the United States Code, (b) is an essential means of implementing the Plan, (c) is an integral and non-severable element of the transactions incorporated into the Plan, (d) confers a material benefit on, and is in the best interests of, the Debtors, their Estates and their Creditors, (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, (f) is fair, equitable and reasonable and in exchange for good and valuable consideration, and (g) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 8.06 Release by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, and except as otherwise explicitly provided in the Plan or in the Confirmation Order or prohibited by law, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released, to the maximum extent permitted under applicable law, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims relating to the res of the Debtors’ Estates, asserted or assertable on behalf of the Debtors or their Estates (including any Causes of Action arising under chapter 5 of the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in the Debtors or on behalf of any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party relating to the Chapter 11 Cases (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Facility, the DIP Credit Agreement Amendment, the Subscription Agreement, the Equity Financing Commitment Letter, the Term Sheet, the Debt Financing Commitment Letter, the exit financing process, the preparation and delivery of the Initial Valuation Materials and the Final Valuation Materials; the Restructuring Transactions, the PLM Stock Participation Transaction, the Tender Offer, the Equity Financing, the Statutory Equity Rights Offering, the Debt Financing, and related agreements, instruments and other documents, and the negotiation, formulation, preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission in any way relating to any of the foregoing, in each case, arising on or prior to the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order to have constituted willful misconduct (including, without limitation, actual fraud), gross negligence or claims for legal malpractice, release of which is prohibited by Rule 1.8(h) of the New York Rules of Professional Conduct (22 N.Y.C.R.R. § 1200).

Notwithstanding anything herein to the contrary, (i) nothing in the Plan shall release any (A) Retained Causes of Action listed on the Schedule of Retained Causes of Action, or (B) any Claims or Causes of Action against any Holder of a Claim against a Debtor to the extent necessary for the administration and resolution of such Claim in accordance with the Plan and (ii) nothing in this Section 8.06 shall be construed to impair in any way the Effective Date or post-Effective Date rights and obligations of any Person under the Plan, the Plan Documents, the Confirmation Order or the Restructuring Transactions.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 8.07 Third Party Releases. Except as otherwise provided in the Plan, on and after the Effective Date, each of the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released, to the maximum extent permitted under applicable law, except as otherwise explicitly provided herein or prohibited by law, by the Releasing Parties from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses, in each case, of any kind, character or nature whatsoever, including any derivative claims relating to the res of the Debtors’ Estates, asserted or that may properly be assertable on behalf of the Debtors or their Estates (including any Causes of Action arising under chapter 5 of the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that any Releasing Party or any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Releasing Party or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party relating to the Chapter 11 Cases (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Facility, the DIP Credit Agreement Amendment, the Subscription Agreement, the Equity Financing Commitment Letter, the Term Sheet, the Debt Financing Commitment Letter, the exit financing process, the preparation and delivery of the Initial Valuation Materials and the Final Valuation Materials; the Restructuring Transactions, the PLM Stock Participation Transaction, the Tender Offer, the Statutory Equity Rights Offering, the Equity Financing, the Debt Financing, and related agreements, instruments and other documents, and the negotiation, formulation, preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission in any way relating to any of the foregoing, in each case, arising on or prior to the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order to have constituted willful misconduct (including, without limitation, actual fraud), gross negligence, or claims for legal malpractice, release of which is prohibited by Rule 1.8(h) of the New York Rules of Professional Conduct (22 N.Y.C.R.R. § 1200).

Notwithstanding anything herein to the contrary, (i) nothing in the Plan shall release any (A) Retained Causes of Action listed on the Schedule of Retained Causes of Action, or (B) any Claims or Causes of Action against any Holder of a Claim against a Debtor to the extent necessary for the administration and resolution of such Claim against the Debtor in accordance with the Plan; and (ii) nothing in this Section 8.07 shall be construed to impair in any way the Effective Date or post-Effective Date rights and obligations of any Person under the Plan, the Plan Documents, the Confirmation Order or the Restructuring Transactions.

Section 8.08 Discharge of Claims and Termination of Interests. Upon the Effective Date and in consideration of the Plan Distributions to be made under this Plan, except as otherwise provided in the Plan, any contract, instrument or other agreement or document created or entered into pursuant to the Plan or in the Confirmation Order, each Holder (as well as any trustee or agent on behalf of such Holder) of a Claim or Interest and any successor, assign and affiliate of such Holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such Holders of Claims and interests shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated interest in, any Debtor or any property, wherever located, of the Estates.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

The Ballots for Classes voting on the Plan shall provide that by signing the Ballot, the Claim or Interest Holder agrees (a) to waive any rights and claim against Grupo Aeroméxico and any of the other Debtors (directly or indirectly) after receiving their full Plan Distribution (if any) and agrees to not pursue any action or remedy in México or in any other non-U.S. jurisdiction in order to recover on such same Claim or Interest and/or to obtain additional distributions or recoveries for the same Claim or Interest following the receipt of its full Plan Distribution, and (b) that the Plan Distribution (if any) provided to the undersigned is the sole Plan Distribution (if any) that the Claim or Interest Holder shall receive in any jurisdiction from the Debtors on account of their Claim or Interest; provided, however, the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders voted to accept or reject the Plan.

Section 8.09 Term of Injunction or Stays. Unless otherwise provided herein, all injunctions or stays provided in the Chapter 11 Cases arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 8.10 Exculpation. To the maximum extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from: any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss and liability for any Claim in connection with, related to, or arising out of, the pre-Effective Date administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement (including any information provided, or statements made, in the Disclosure Statement or omitted therefrom) and the solicitation of votes for, and confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the DIP Facility, the DIP Credit Agreement Amendment, the Subscription Agreement, the Equity Financing Commitment Letter, the Term Sheet, the Debt Financing Commitment Letter, the exit financing process, preparation and delivery of the Initial Valuation Materials and the Final Valuation Materials; the Restructuring Transactions, the PLM Stock Participation Transaction, the Tender Offer, the Statutory Equity Rights Offering, the Equity Financing, the Debt Financing, and related agreements, instruments and other documents, and the negotiation, formulation, preparation or implementation thereof, and the transactions in furtherance of any of the foregoing, in each case other than Claims or Causes of Action arising out of, or related to, any act or omission of an Exculpated Party that is a criminal act, constitutes gross negligence or willful misconduct (including, without limitation, actual fraud) or claims for legal malpractice, release of which is prohibited by Rule 1.8(h) of the New York Rules of Professional Conduct (22 N.Y.C.R.R. § 1200). Notwithstanding anything herein to the contrary, nothing in the Plan shall release any post-Effective Date obligations of any Entity.

Section 8.11 Plan Injunction. Effective as of the Effective Date, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or the Confirmation Order and except with respect to any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the DIP Credit Agreement Amendment, the PLM Stock Participation Transaction, the Tender Offer, the Statutory Equity Rights Offering, the Equity Financing, the Debt Financing, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, all Entities that have held, hold, or may hold Claims or interests that arose prior to the Effective Date and/or that have been released,

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

discharged or are subject to exculpation under the Plan, along with each of their respective Related Parties, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or interests; (b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order on account of, in connection with or with respect to any such Claims or interests; (c) creating, perfecting or enforcing any encumbrance of any kind against such entities or the property, interests in property, or the estates of such entities on account of, in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such entities or against the property, interests in property or estates of such entities on account of, in connection with or with respect to any such Claims or interests unless such Holder has filed a motion requesting the right to perform such setoff, subrogation or recoupment on or before the Effective Date, and notwithstanding an indication of a Claim or interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff, subrogation or recoupment pursuant to applicable law or otherwise (the foregoing (a)-(d), the “Enjoined Actions”); provided, however, that the injunction set forth herein shall have no effect on, and shall not enjoin, any of the Enjoined Actions against the Released Parties (other than the Debtors) with respect to the Third Party Release set forth in Section 8.07 by a Holder of a Claim or Interest unless such Holder of a Claim or Interest elected on its Ballot or Non-Voting Opt-In Form, as applicable, to opt into the Third Party Release.

Section 8.12 [RESERVED].

Section 8.13 Avoidance Actions. On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all avoidance and recovery actions other than those listed on the Schedule of Retained Causes of Action; provided that the Reorganized Debtors shall retain the right to assert such Avoidance Actions or recovery actions as defenses or counterclaims in any Cause of Action brought by any creditor. The Reorganized Debtors shall retain the right, after the Effective Date, to prosecute any of the avoidance or recovery actions listed on the Schedule of Retained Causes of Action.

Section 8.14 Preservation of Causes of Action. In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Effective Date.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 8.15 Ipso Facto and Similar Provisions Ineffective. Any term of any policy, contract or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent such policy, contract, or other obligation is conditioned on, creates an obligation of any Debtor as a result of, or gives rise to a right of any Person based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) COVID-19 or the direct results or effects thereof; (c) the commencement of the Chapter 11 Cases; (d) the confirmation or consummation of this Plan, including, without limitation, any change of control, assignment, or similar provision that shall occur as a result of such consummation; or (e) the Restructuring Transactions.

Section 8.16 BBVA Facility and DB/AMEX Facility. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or any other documents referenced therein (as any of the foregoing may be amended, modified, or otherwise altered), pursuant to (a) the BBVA Settlement Motion, the BBVA Settlement, and the BBVA Order and (b) the DB/AMEX Settlement Motion, the DB/AMEX Settlement, the DB/AMEX Order, the BBVA Facility and the DB/AMEX Facility, and all legal, equitable, contractual, or other rights and Claims thereunder or in connection therewith, shall be Reinstated and Unimpaired, remain in full force and effect, enforceable by their terms against the parties thereto (whether Debtors or non-Debtor Affiliates) and unaffected by these Chapter 11 Cases or any filings or orders entered therein other than the DB/AMEX Order and the BBVA Order (as applicable). For the avoidance of doubt, all Claims held by the parties to the BBVA Facility and the DB/AMEX Facility, including, without limitation, with respect to all of the Debtors’ guarantees of any obligations owed in connection therewith, shall similarly be Reinstated and Unimpaired, remain in full force and effect, enforceable by their terms against the parties thereto (whether Debtors or non-Debtor Affiliates) and unaffected by these Chapter 11 Cases or any filings or orders entered therein other than the BBVA Order and the DB/AMEX Order (as applicable).

ARTICLE IX

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

Section 9.01 Conditions to Effectiveness. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 9.02 of the Plan:

(a) the Confirmation Order shall have been entered by the Bankruptcy Court and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

(b) the Debtors shall have obtained all authorizations, consents, corporate and regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan, implying that any and all corporate resolutions adopted by, or to be adopted by, the New Board and/or General Ordinary Shareholder Meeting and/or General Extraordinary Shareholders Meeting of Reorganized Grupo Aeroméxico and any other Debtor, as the case may be, required to effectively implement the Plan, have become effective or will become effective at the Effective Date;

(c) all Professional Fee Claims required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses owed or estimated to be owed after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

(d) the conditions to closing under the Subscription Agreement, including the payment of the Equity Commitment Party Expense Reimbursement owed or estimated to be owed as of the Effective Date pursuant to the terms of the Subscription Agreement and the Exit Financing Commitment Order, shall have been satisfied or waived in accordance with the terms thereof, and the transactions contemplated by the Subscription Agreement shall have been consummated;

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(e) the Exit Financing Commitment Order shall have been entered by the Bankruptcy Court, which order shall be in a Final Order;

(f) the DIP Credit Agreement Amendment Order shall have been entered by the Bankruptcy Court, which order shall be a Final Order;

(g) (i) the conditions precedent under Article XII of the DIP Credit Agreement shall have been satisfied or waived in accordance with the terms thereof; and (ii) no Termination Event (as defined Article XII of the DIP Credit Agreement, as amended by the DIP Credit Agreement Amendment) shall have occurred;

(h) the conditions to closing under the Debt Financing Commitment Letter and the New First Lien Notes Indenture, including the payment of the Debt Commitment Party Expense Reimbursement owed or estimated to be owed as of the Effective Date, shall have been satisfied or waived in accordance with the terms thereof, and the transactions contemplated by the Debt Financing Commitment Letter and the New First Lien Notes Indenture shall have been consummated;

(i) [RESERVED];

(j) the Plan Documents shall have been approved or accepted by all applicable Persons in accordance with the respective consent rights under the Plan, the Subscription Agreement and the Debt Financing Commitment Letter, and shall have been filed, executed and delivered, as applicable, and the conditions precedent contained therein shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially simultaneously with or after consummation of the Plan;

(k) the Delta Service Agreement and all amendments, supplements or other modifications necessary or required to be entered into with respect to the Delta JCA, and as a condition to the occurrence of the Effective Date, shall have been entered into;

(l) the Plan shall not have been amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with the Plan;

(m) the payment in Cash in full of all DIP Reimbursement Claims;

(n) the payment in Cash in full of all United States Trustee Fees that are accrued and unpaid as of the Effective Date;

(o) the payment in Cash in full of all reasonable and documented Senior Notes Indenture Trustee Fees that are accrued and unpaid as of the Effective Date;

(p) the proceeds of the Statutory Equity Rights Offering shall not exceed $250 million;

(q) all approvals required under Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended from time to time), Mexican Federal Antitrust Law, and other regulatory approvals (such as any approval under Mexican Foreign Investment Law and under the Mexican Securities Exchange Act) having been obtained; provided, however, that such approvals for the PLM Stock Participation Transaction shall not be a condition precedent to the occurrence of the Effective Date;

(r) the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(s) the payment in Cash in full of the Mexican Investor Expense Reimbursement owed or estimated to be owed as of the Effective Date to the extent provided by terms of the Subscription Agreement and the Exit Financing Commitment Order;

(t) all other actions, documents and agreements necessary to implement and effectuate the Plan (including, without limitation, completion of the Statutory Equity Rights Offering, the Tender Offer, and the Equity Financing) shall have been effected or executed; and

(u) the Delta Contract Fee shall have been approved by the Bankruptcy Court as part of the Plan in the Confirmation Order or other Final Order entered by the Bankruptcy Court in connection with the Plan; provided that the condition precedent in this Section 9.01(u) may only be waived by Delta in its sole discretion.

Section 9.02 Waiver of Conditions to Effectiveness. Subject to the proviso in Section 9.01(u), the Debtors may waive in whole or in part any of the conditions precedent to the Effective Date at any time, with the consent of the Required Equity Commitment Parties, Delta, Apollo and any other parties with applicable consent rights set forth in the Equity Financing Commitment Letter, the Term Sheet, the Debt Financing Commitment Letter, the Subscription Agreement, and the Plan as applicable, without any notice to other parties in interest or the Bankruptcy Court and without any formal action other than proceeding to confirm and/or consummate the Plan. If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court.

Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

Section 9.03 Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Section 9.04 Effect of Non-Occurrence of Conditions to Consummation. If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (b) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking by such Debtors, any Holders or any other Entity in any respect.

ARTICLE X

RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT

Section 10.01 [•]. (a) Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction of all matters arising under, arising out of or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(i) to resolve any matters related to Executory Contracts or Unexpired Leases, including: (A) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Cure Amount arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (B) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (C) any dispute regarding whether a contract or lease is or was executory or expired;

(ii) to hear and determine any motions, adversary proceedings, applications, contested matters and other litigated matters pending on, or commenced after, entry of the Confirmation Order;

(iii) to hear and resolve any disputes arising from or related to (A) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (B) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(iv) to ensure that Plan Distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished as provided in this Plan and the Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan and the Confirmation Order;

(v) to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, including any Administrative Expense Claim;

(vi) to enter, implement or enforce such orders as may be appropriate in the event that the Confirmation Order is, for any reason, stayed, reversed, revoked, modified or vacated;

(vii) to issue and enforce injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of this Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(viii) to consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(ix) to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(x) [RESERVED]

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(xi) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of the Plan or the Confirmation Order or any agreement, instrument or other document governing, or related to, any of the foregoing;

(xii) to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute and consummate this Plan, including any release, exculpation or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(xiii) to adjudicate, decide or resolve any and all matters related to the Restructuring Transactions, including disputes related to the Subscription Agreement, the Debt Financing, the Equity Financing and any Executory Contracts or Unexpired Leases between Delta (and any of its subsidiaries or affiliates) and any of the Debtors;

(xiv) [RESERVED]

(xv) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(xvi) to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any Bar Date established in the Chapter 11 Cases or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(xvii) to hear and determine all matters relating to the plan settlements, to the extent permitted under applicable law;

(xviii) to enforce any order for the sale of property pursuant to section 363, 1123 or 1146(a) of the Bankruptcy Code;

(xix) to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order;

(xx) to resolve all disputes related to the PLM Stock Participation Transaction and the PLM Stock Participation Transaction Documents to the fullest extent permitted by law; and

(xxi) to enter a final decree closing each of the Chapter 11 Cases.

(b) The Bankruptcy Court shall retain jurisdiction of all matters arising under, arising out of or related to the Chapter 11 Cases and the Plan to, among other things, hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code).

(c) To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have nonexclusive jurisdiction over such matters to the extent legally permissible.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(d) If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article X, the provisions of this Article X shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Exemption from Transfer Taxes and Recording Fees. To the maximum extent permitted by section 1146(a) of the Bankruptcy Code and to the maximum extent permitted by law, none of the issuance, transfer or exchange of notes or equity securities under the Plan, the creation, the filing or recording of any mortgage, deed of trust or other security interest, the making, assignment, filing or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interest in any Aircraft Equipment or the making or delivery of any deed, bill of sale or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Debt Financing, the Equity Financing, the Voluntary Equity Conversion or any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall be subject to any document recording tax, sales tax, use tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Cape Town filing or recording fee, FAA filing or recording fee or other similar tax or governmental assessment in the United States. The Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 11.02 Expedited Tax Determination. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of such Debtors or Reorganized Debtors for all taxable periods through the Effective Date.

Section 11.03 Plan Modifications and Amendments. (a) Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and those restrictions on, and consents required with respect to, modifications set forth in the Plan, the Equity Financing Commitment Letter, the Term Sheet, the Debt Financing Commitment Letter and the Subscription Agreement, the Debtors may alter, amend or modify the Plan, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, and, as appropriate, not resolicit votes on such modified Plan. Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019. A Holder of a Claim or Interest that has accepted the Plan shall be presumed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

(b) After the Confirmation Date and prior to substantial consummation of the Plan, the Debtors, subject to the consent rights set forth in the Debt Financing Commitment Letter and the Subscription Agreement, may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

(c) Prior to the Effective Date, subject to the consent rights set forth in Debt Financing Commitment Letter, the Term Sheet, the Equity Financing Commitment Letter and the Subscription Agreement, the Debtors make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided that such technical adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

Section 11.04 Revocation or Withdrawal of Plan. The Debtors reserve the right to revoke, withdraw or delay consideration of the Plan prior to the Confirmation Date, either entirely or with respect to any one or more of the Debtors, and to file subsequent amended plans of reorganization, in each case, subject to the consent rights set forth in the Equity Financing Commitment Letter, the Term Sheet, the Debt Financing Commitment Letter and the Subscription Agreement. If this Plan is revoked, withdrawn or delayed with respect to fewer than all of the Debtors, that shall not affect the enforceability of this Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn or delayed. If the Debtors revoke or withdraw the Plan in its entirety, then the Plan shall be null and void in all respects. Any settlement or compromise not previously approved by Final Order of the Bankruptcy Court and embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant thereto shall be deemed null and void, and nothing contained in the revoked or withdrawn Plan shall constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, or prejudice in any manner the rights of such Debtors or any other Person.

Section 11.05 Liability for Claims. Other than as expressly provided under the Plan or the Confirmation Order, nothing in the Plan or Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to mean that the Debtors are subject to or liable for any Claim.

Section 11.06 Waiver or Estoppel. Each Holder of a Claim or interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Section 11.07 Dissolution of Creditors’ Committee. After the occurrence of the Effective Date, the Creditors’ Committee shall automatically dissolve, and the members thereof and their respective officers, employees, counsel, advisors and agents shall be released and discharged of and from all rights, duties, responsibilities and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code; (b) continuing confidentiality obligations; and (c) in the event that the Bankruptcy Court’s entry of the Confirmation Order is appealed, participating in such appeal. From and after the Effective Date, the Reorganized Debtors shall continue to pay, when due and payable in the ordinary course of business, the reasonable and documented fees and expenses of the Creditors’ Committee’s professionals, solely to the extent arising out of or related to the foregoing, without further order of the Bankruptcy Court.

Section 11.08 Plan Supplement. The Plan Supplement shall be filed with the Bankruptcy Court no later than seven Business Days prior to the deadline to object to the Plan. Unless otherwise expressly provided in the Plan and subject to the consent rights set forth in the Plan and the Debt Financing Commitment Letter and the Subscription Agreement, as applicable, the Debtors shall remain free to modify or amend any such documents after such date. Upon filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may also obtain a copy of the Plan Supplement on the Debtors’ Case Information Website at https://dm.epiq11.com/aeromexico or the Bankruptcy Court’s website at www.nysb.uscourts.gov.

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 11.09 Claims against Other Debtors. Nothing in the Plan or the Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to mean that any of the Debtors are subject to or liable for any Claim against any other Debtor.

Section 11.10 Section 1125 of the Bankruptcy Code. As of and subject to the occurrence of the Confirmation Date: the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and the Debtors and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 11.11 Severability. In the event that any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 11.12 Governing Law. Except to the extent that the Bankruptcy Code, Bankruptcy Rules or other law, as applicable, or to the extent an exhibit hereto or a Schedule or Plan Documents provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

Section 11.13 Entire Agreement. On the Effective Date, this Plan, the Plan Supplement and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations concerning such documents, all of which have become merged and integrated into this Plan.

Section 11.14 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims or interests, and all of their respective heirs, executors, administrators, successors and assigns.

Section 11.15 Notices. To be effective, any notice, request or demand to or upon, as applicable, the Debtors, the Creditors’ Committee, the DIP Agent or the United States Trustee must be in writing in English or Spanish, and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually received and confirmed by the relevant party as follows:

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

If to the Debtors:

Grupo Aeroméxico S.A.B. de C.V.

Av. Paseo de la Reforma 243, piso 25

Cuauhtémoc, Mexico City, Mexico, 06500

Attn.:  Ricardo Javier Sánchez Baker and Claudia Angelica Cervantes

  Munoz

Email: rsbaker@aeromexico.com

  ccervantes@aeromexico.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn.: Timothy Graulich and Stephen Piraino

Email: timothy.graulich@davispolk.com

  stephen.piraino@davispolk.com

and, if to the Debtors on an aircraft-related matter, with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn.:  Christian Hansen, Anna Andreeva, and Todd K. Wolynski

Email:  chansen@whitecase.com

   aandreeva@whitecase.com

   todd.wolynski@whitecase.com

If to the Creditors’ Committee:

Willkie Farr and Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn.:  Brett H. Miller and Todd M. Goren

Email:  bmiller@willkie.com

   tgoren@willkie.com

If to the DIP Agent:

UMB Bank National Association

2 South Broadway, Suite 600

St. Louis, MO 63102

Attn.: Julius Zamora

Email: julius.zamora@umb.com

If to the United States Trustee:

Office of the U.S. Trustee

U.S. Department of Justice

201 Varick Street, Rm 1006

New York, NY 10014

Attn.: Andrea B. Schwartz

Email: andrea.b.schwartz@usdoj.gov

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

If to a member of the Ad Hoc Group of Senior Noteholders:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn.: David Botter, Jason Rubin, Meng Ru and Alan J. Feld

Email: dbotter@akingump.com

  jrubin@akingump.com

  mru@akingump.com

  ajfeld@akingump.com

If to a BSPO Investor:

Milbank LLP

55 Hudson Yards

New York, NY 10003

Attn.: Dennis F. Dunne, Scott Golenbock, Andrew M. Leblanc, and

Matthew L. Brod

Email: DDunne@milbank.com

  SGolenbock@milbank.com

  aleblanc@milbank.com

  mbrod@milbank.com

If to Delta:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attn.: Kathryn A. Coleman and Jeffrey S. Margolin

Email: katie.coleman@hugheshubbard.com

  jeff.margolin@hugheshubbard.com

If to a member of the Ad Hoc Group of Unsecured Claimholders:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn.: Scott J. Greenberg, Matthew J. Williams, Josh Brody

Email: sgreenberg@gibsondunn.com

  mjwilliams@gibsondunn.com

  jbrody@gibsondunn.com

If to Apollo:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn.: Richard J. Cooper, Luke A. Barefoot, Thomas S. Kessler

Email: rcooper@cgsh.com

  lbarefoot@cgsh.com

  tkessler@cgsh.com

If to the Mexican Investors:

Quinn Emanuel Urquhart & Sullivan, LLP

51 Madison Avenue

New York, NY 10010

Attn.: Patricia B. Tomasco, Gabriel F. Soledad, Daniel S. Holzman

Email: pattytomasco@quinnemanuel.com

  gabrielsoledad@quinnemanuel.com

  danielholzman@quinnemanuel.com

Confidential Treatment Requested

Pursuant to 17 C.F.R. Section 200.83

Section 11.16 Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Prior to the Effective Date, none of the filing of this Plan, any statement or provision contained herein or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors of any kind, including with respect to the Holders of Claims or Interests or as to any treatment or classification of any contract or lease.

Section 11.17 Further Assurances. The Debtors, Reorganized Debtors and all Holders of Claims receiving distributions hereunder and all other parties in interest may and shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

Dated: February 4, 2022

  New York, New York

Respectfully submitted,

Grupo Aeroméxico, S.A.B. de C.V. (for itself and on behalf of all Debtors)

By:	/s/ Ricardo Javier Sánchez Baker
Name: Ricardo Javier Sánchez Baker
Title: Chief Financial Officer

GRUPO AEROMÉXICO, S.A.B. DE C.V. AEROVÍAS DE MÉXICO, S.A. DE C.V. AEROLITORAL, S.A. DE C.V. AEROVÍAS EMPRESA DE CARGO, S.A. DE C.V.